EXHIBIT 10.16.1
CONFIDENTIAL TREATMENT REQUESTED
SYNACOR
MASTER SERVICES AGREEMENT
1. PARTIES and EFFECTIVE DATE
     1.1 Parties (each a “Party” and collectively, the “Parties”).

Synacor, Inc. (“Synacor”)		Charter Communications Holding Company, LLC
(“Client”)
Attention:	Frank Codella
(the “Synacor Representative”)		Attention:	Jeff Jay
(the “Client Representative”)
Address:	50 Fountain Plaza, Suite 1520	Address:	12405 Powerscourt Drive
	Buffalo, New York 14202		St. Louis, Mo 63131-3674
Telephone:	716-853-1362 ext. 216	Telephone:	314-965-0555
Fax:	716-332-0081	Fax:	314-965-9104
     1.2 Effective Date. September 30th., 2004
2. SYNACOR SERVICES AND RESPONSIBILITIES
     2.1 Services. Subject to the terms and conditions of this Master Services Agreement, as amended pursuant to the provisions of Section 12 hereof (the “Master Agreement”), Synacor shall provide the services described in this Agreement (collectively, the “Services”) in accordance with the terms and conditions set forth herein and those set forth in Schedules A, B, C, D, E, & F each of which is attached hereto and incorporated herein by this reference and any other schedules, attachments, exhibits, addenda, amendments or riders as may subsequently be agreed to and signed by the Parties and attached to this Agreement from time to time (collectively, the “Agreement”). Synacor may provide the Services directly to Client, or indirectly using contractors or other third party vendors or service providers, provided that in any event, Synacor shall remain primarily responsible for the delivery of the Services to Client in accordance with this Agreement. Each party shall provide the other with reasonable cooperation, assistance, information and access as may be lawful and necessary to initiate Client’s and its registered users’ use of the Services (such as, for example, developing any content, user interfaces or appearance specific to the Services contracted for by Client). The Services will be available to customers of Client who have entered into a subscription agreement with Client to procure Client’s high speed Internet access service (collectively, “Users”). The parties agree that Synacor shall provide to Client the Internet portal through which Client’s Users will access premium content and/or services, except as otherwise set forth herein. Such premium content and/or services may be provided to Client by Synacor or other providers of such content and/or services. Synacor Content (as such term is defined in Schedule A) shall be provided pursuant to the provisions of this Agreement. Client Content (as such term is defined in Schedule A) shall be integrated into the Synacor portal by Synacor’s professional services organization subject to the applicable provisions of Schedule A hereto. Notwithstanding the foregoing, (i) in connection with cable systems or assets which are acquired by Client during the term hereof (each, an “Acquired Systems”), Client may, in its sole discretion, continue or obtain access to premium content and/or services for subscribers of the Acquired Systems through an alternate Internet portal (whether provided/sourced by Client or a third party) without any payment obligation or other liability to Synacor hereunder and/or (ii) in connection with current, existing cable systems or assets (“Existing Systems”), Client may, in its sole discretion, obtain access to premium content and/or services for subscribers of such Existing Systems through an alternate Internet portal (whether provided/sourced by Client or a third party) provided that Client’s payment obligations to Synacor based on Users in such Existing Systems shall continue in accordance with and subject to the terms of this Agreement, as if Synacor’s portal were being utilized for such Users.
     2.2 Additional Services. Upon mutual agreement of the parties, Client may engage Synacor to provide development services or other professional services in addition to the Services. Such additional services shall be provided pursuant to and ownership of any intellectual property rights attendant to or otherwise developed, created, or arising from the procurement and provision of such additional services shall be subject to, the terms of a separately executed Professional Services Addendum. From time to time, Synacor may offer additional services to Client that are beyond the scope of this Agreement. All such additional services shall be provided upon terms and conditions as the Parties may mutually establish in writing.
     2.3 Technical Support. Synacor shall provide the Services and technical support services in accordance with the requirements set forth in this Agreement, including, without limitation, Schedule B.

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     2.4 Limitations. Synacor will not be responsible for, nor liable hereunder in connection with, any failure in the Services due to or resulting from: (a) any Client Materials (as defined in Section 3.3 herein) or other content provided by or for Client by parties other than Synacor; (b) Client’s negligence or willful acts or omissions; (c) third-party telecommunications or equipment failures outside of Synacor’s facilities, except for those facilities owned, operated or maintained by Synacor or by a third party on behalf of Synacor that are necessary for Synacor to connect to the Internet; and (d) scheduled maintenance as set forth in Schedule B. Further, except for breaches of Synacor’s representation and warranty set forth in Section 8.1(g) hereof, and Synacor’s performance requirements defined in Schedule B and in Schedule D, Synacor will not be responsible for, or liable hereunder, in connection with, any failure in the Services due to or resulting from unauthorized access, breach of firewalls or other hacking by third parties of the System any and all of which is not caused or enabled by Synacor’s acts or omission
     2.5 Data. As between Synacor and Client, Client shall own all User names, login IDs, passwords and other User registration or other information provided by Client and/or Users in connection with the Services, including without limitation any identification numbers or other information provided and/or used by Synacor to identify and/or distinguish between Users (“Account Information”). Unless otherwise agreed to by Client in advance and in writing, Synacor shall not disclose to third parties or use any Account Information except as reasonably necessary to perform its obligations under this Agreement or to comply with any legal or regulatory requirement; provided that, to the extent not otherwise prohibited by law, Synacor shall provide Client with prompt notice of any such legal or regulatory requirement in order that Client may comply with the provisions of 47 U.S.C.A. § 551 and/or seek a protective order with respect to such Account Information. To avoid uncertainty, each Party hereby acknowledges and agrees that, subject at all times to Section 5.2 herein, Synacor may disclose aggregate information (not personally identifiable) of Users and Service usage and performance derived from Account Information to Synacor Providers, Synacor customers and Synacor investors; provided that, no such information shall identify Client or any User or contain any Client-specific or User-specific information, Synacor shall provide Client with all Account information in a format chosen by Client within forty-eight (48) hours of receipt of written notice from Client requesting the same. This clause and the Parties’ responsibilities hereunder shall survive the expiration or earlier termination of the Agreement.
3. CLIENT RESPONSIBILITIES
     3.1 Client Support; Synacor Status. Client acknowledges that the continuing performance of certain Services may depend on Client’s reasonable cooperation with, assistance, information and access to Synacor. Synacor will not be liable for any delay in its performance to the extent caused by Client’s failure to timely provide any of the foregoing. The Parties’ Contacts (designated in Section 1.1) are responsible for facilitating communication between Synacor and Client regarding all technical and business matters.
     3.2 Regulations. Client will use the Services only in compliance with all applicable federal, state and local laws, rules and regulations (including, without limitation, laws related to “spamming,” privacy, obscenity and defamation) (collectively, the “Regulations”). Client acknowledges and agrees that each User’s access to the Services shall be subject to such User’s acceptance of an “end user agreement” or “terms of use” regarding the Service and continuing compliance with the Regulations. Synacor has no obligation to monitor the Client Materials (defined below) or other content provided by or for Client, except for Synacor Content (as defined in the Addendum). Synacor may do so, however, and may remove any content or disable any use of the Services that Synacor, in good faith and with a reasonable basis, determines to be in violation of any Regulation, provided that Synacor provides Client with at least twenty-four (24) hours prior notice of such violating content in order that Client have the opportunity to eliminate any such offending content.
     3.3 Materials and Equipment. Client will provide (on its own behalf, or on behalf of its sponsors or advertisers) certain materials, domain names, Client Content (as defined in the Addendum) and other information (collectively, “Client Materials”) to Synacor as is reasonably necessary for Synacor to perform the Services. Client represents and warrants that it has the right to provide all Client Materials, and that use of such Client Materials hereunder will not violate Client’s obligations under any other agreement, the Regulations and any privacy policies covering any Client Materials. Except for any hardware, software and other technology used by Synacor to provide the Services, Client shall be responsible for obtaining, operating and maintaining in good working order all equipment and ancillary services under Client’s control needed in order for Users to connect to, access or otherwise use the Services via the Internet, including modems, authentication/provisioning servers, network hardware/software and such network and communication services necessary to connect Users to the Internet (“Equipment”). Client shall ensure that all Equipment is compatible with the Services (and, to the extent applicable, any software interface) and that the Equipment complies with all configurations and specifications set forth in the Synacor Specifications. Client

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shall be responsible for the maintenance and integrity and security of its Equipment (physical, electronic and otherwise), Account Information, passwords, Client Materials and other data.
4. CLIENT LICENSE; SYNACOR PROPRIETARY RIGHTS.
     4.1 License Grant. Client hereby grants to Synacor during the Term a nonexclusive, worldwide and royalty-free right and license to use, reproduce, modify, distribute, perform and display the Client Materials and the Client’s Marks (as defined herein) solely in connection with the provision by Synacor of the Services hereunder and in accordance with any use guidelines therefor as Client may provide from time to time.
     4.2 No Implied Licenses. Except for the limited rights and licenses expressed hereunder and subject to the provisions set forth in Section 2.2 hereof, each Party shall retain all right, title and interest in and to its logos and product and service names, which shall at all times remain trademarks of such party (the “Marks”), technology and other intellectual property (including, without limitation, in the case of Synacor, the Services and the software used by Synacor to provide the Services (the “Software”). Neither Party shall take any action inconsistent with such ownership. Each Party acknowledges that, as between the Parties, Client’s Marks and Synacor’s Marks are the exclusive property of the respective party and/or one or more entities affiliated with such party, and neither party has, nor will acquire, any proprietary rights thereto by reason of this Agreement or otherwise. This is a contract for services only. All software, hardware and other technology used to provide the Services will be installed, accessed and maintained only by or for Synacor and no license therein is granted to Client. Client shall not use Synacor’s Marks, Software or Services in any manner except as specifically provided herein. Synacor shall not use Client’s Marks in any manner, except as specifically provided herein. No title to or ownership of any Client Content, Client Marks or Client Materials and/or any part thereof is hereby transferred to Synacor or any third party, nor shall any rights therein accrue to Synacor or any third party as the result of the performance under this Agreement by either Party.
     4.3 Restrictions. Except as specifically permitted in this Agreement, Client shall not, directly or indirectly: (a) use any of Synacor’s Proprietary Information (as such term is defined in Section 5.1) to create any software that is similar to the Software or to provide any service which is similar to the Service; (b) decompile, disassemble, reverse engineer or use any similar means to attempt to discover the source code of the Software or the trade secrets therein, or otherwise circumvent any technological measure that controls access to the Software or Services; (c) encumber, transfer, rent, lease, or time-share the Software or Services, or use the Software or Services in any service bureau arrangement or otherwise for the benefit of any third party, except for Users; (d) access, copy, distribute, manufacture, adapt, create derivative works of or otherwise modify the Software; (e) remove any proprietary notices; or (f) permit any third party to engage in any of the acts proscribed in clauses (a) through (e) of this Section.
5. CONFIDENTIALITY.
     5.1 Proprietary Information. Each Party agrees that neither it nor its representatives shall disclose to any third party during the term of this Agreement and for a period of not less than two (2) years after the termination of this Agreement, the Proprietary Information (as defined herein) of the other and each of the Parties desire to protect the confidentiality of its own Proprietary Information. For purposes of this Agreement, “Proprietary Information” means any information disclosed by either Party in the following forms: (a) information originally disclosed in written, graphic, machine-readable or any other tangible medium, to the extent marked with a “confidential,” “proprietary” or similar legend, or (b) information disclosed orally or visually, to the extent identified as Proprietary Information at the time of such original disclosure. For purposes hereof, any and all Account Information shall be deemed Proprietary Information of Client whether or not marked as such, or identified as such, prior to disclosure. Proprietary Information shall not include any information that the receiving Party can demonstrate by its written records (i) is or becomes generally available to the public without breach of this Agreement, (ii) was in its possession or known by it prior to receipt from the disclosing Party at a time when the receiving Party was under no obligation to the disclosing Party to keep such information confidential, (iii) was rightfully disclosed to it by a third party, or (iv) was independently developed without use of any Proprietary Information of the disclosing Party. The Party claiming that any of the foregoing exceptions applies shall have the burden of proving such applicability. Any issue that the receiving Party may have as to the confidentiality expectations of the disclosing Party regarding particular information shall be submitted to the disclosing Party for determination.
     5.2 Non-Disclosure. Each Party shall refrain from copying Proprietary Information, in whole or in part, except as required in furtherance of the uses permitted by this Agreement and subject to the accurate reproduction of all proprietary legends and notices located in the originals, and shall limit dissemination of Proprietary Information to employees and agents of such Party, or of such Party’s affiliates, who have a need to know the Proprietary Information

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in furtherance of the uses permitted by this Agreement. Except for the specific rights granted by this Agreement, neither Party shall use or disclose any Proprietary Information of the other Party without its written consent. The receiving Party shall treat the Proprietary Information of the other Party with the same degree of confidentiality with which it treats its own Proprietary Information, and, in any event, the receiving Party shall use a commercially reasonable degree of care to protect the Proprietary Information of the other Party. Each Party shall bear the responsibility for any breach of confidentiality by its employees, agents, auditors or contractors. The terms and conditions of this Agreement shall be kept confidential, except for (a) disclosure as may be required by law, regulation, court or government agency of competent jurisdiction (redacted to the greatest extent possible); or (b) disclosure to each Party’s respective officers, directors, employees and attorneys, in their capacity as such; provided that, such parties shall be subject to this Section 5.2. Notwithstanding the foregoing, each Party may disclose the general nature, but not the specific terms, of this Agreement without the prior consent of the other Party.
     5.3 Required Disclosure. Nothing herein shall prevent a receiving Party from disclosing all or part of the other’s Proprietary Information as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law; provided, that prior to any such disclosure, (a) the receiving Party uses reasonable efforts to promptly notify the disclosing Party in writing of such requirement to disclose, to the extent not otherwise prohibited by law; (b) the receiving Party uses reasonable efforts to cooperate fully with the disclosing Party in protecting against any such disclosure or obtaining a protective order; (c) the receiving Party discloses only that portion of Proprietary Information which it is advised in writing by counsel it is required to disclose; and (d) the receiving Party uses reasonable efforts to obtain safeguards that confidential treatment reasonably acceptable to the disclosing Party will be accorded to such Proprietary Information. Any such required disclosure shall not, in and of itself, change the status of the disclosed information as Proprietary Information under the terms of this Section 5.
     5.4 Return of Proprietary Information; Ownership. All Proprietary Information shall remain the exclusive property of the disclosing Party and a valuable trade secret of such Party and the original and all copies thereof, on whatever physical, electronic or other media such Proprietary Information may be stored, shall be returned upon the earlier to occur of: (a) the expiration or earlier termination of this Agreement, or (b) within ten (10) business days of the disclosing Party’s request, provided that return in the latter case shall not relieve the disclosing Party of its obligations otherwise to perform under this Agreement. Nothing in this Agreement shall be construed as granting any license or other rights under any patents or copyrights of either Party, or any rights in or to Proprietary Information of either Party, except for the limited rights to use and disclose such Proprietary Information expressly granted to the other Party in this Agreement.
     5.5 Relief. The Parties each acknowledge that money damages may not be an adequate remedy if Section 5 is breached and, therefore, the disclosing Party shall, in addition to any other legal or equitable remedies, be entitled to seek an injunction or similar equitable relief against such breach or threatened breach.
6. SYNACOR FEES, PAYMENT TERMS AND TAXES.
     6.1 Fees. Synacor’s fees for the Services are set forth in the Pricing Schedule attached hereto as Schedule A and made a part hereof.
     6.2 Payment Terms. Except to the extent specifically provided otherwise in this Agreement or any amendment, addendum, attachment, exhibit, rider or schedule attached hereto as the same may be amended from time to time pursuant to their terms, payments required under this Agreement shall be made as follows:
6.2.1	For those circumstances in which Client must reimburse Synacor for costs incurred, Charter shall make the required payments to Synacor within forty-five (45) of its receipt of an invoice detailing such costs;

6.2.2	For those circumstances in which Client must make payments based on the number of Users subscribing to services and/or products available via the Client Sourced Portal hereunder, Client shall calculate the number of Users for which payment to Synacor is required under this Agreement, submit a report detailing such User numbers by respective service, product, and/or other payment classification, and make the corresponding required payment to Synacor within forty-five (45) days following the expiration of the calendar month for which payment is being made; or

6.2.3	For those circumstances in which Synacor must make payments to Client hereunder, Synacor shall submit a report detailing the underlying basis (e.g., revenue, etc.) for such payment and shall make such payment to client within forty-five (45) days after the calendar month for which such payment is required hereunder.

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Subject to the terms set forth in this Section, all payments shall be made in full in United States Dollars, at the respective parties’ usual corporate office business address or to an account designated by the respective party. Other than amounts disputed in good faith by a party, any amount not paid when due shall bear a late payment charge, until paid, at the rate of one percent (1%) per month or, if less, the maximum amount permitted by law. Either party, in its sole discretion, may terminate this Agreement if the party from whom payment is required, fails to pay the required amounts within thirty (30) days after the such party receives written notice from the party to whom payment must be made, that it has failed to pay any or all of the amounts required hereunder and such amounts are not in dispute. Each party must notify the other of any disputed amounts within twenty (20) days of receipt of the applicable of an invoice or payment and provide a full explanation for any disputed amounts.
     6.3 Taxes. Client shall bear, be responsible for, and shall pay any and all sales, use, personal property or other taxes imposed on the delivery, licensing or use of the Client Branded Portal or the provision of the Services. Synacor shall pay all other taxes arising under this Agreement, including without limitation, taxes based upon Synacor’s net income or ad valorem, personal, or real property taxes imposed on Synacor’s property. All payments to Synacor are exclusive of federal, state, local and foreign taxes (other than taxes assessed on Synacor’s income), duties, tariffs, levies and similar assessments on the use of the Services hereunder, and Client agrees to bear and be responsible for the payment of all such charges.
7. TERM AND TERMINATION.
     7.1 Term. This Agreement shall commence as of the date hereof and, unless earlier terminated pursuant to the terms hereof, shall continue thereafter in full force and effect for a period of [*] from the Effective Date (the “Initial Term”) and, except as provided in the immediately following sentence, will automatically renew thereafter for up to [*] (each a “Renewal Term”) (the Initial Term and all Renewal Terms being referred to as the “Term”). Either Party may prevent the automatic renewal of this Agreement by providing written notice to the other Party of such non-renewal not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.
     7.2 Termination for Cause. In addition to any of its other remedies, either Party may terminate this Agreement: (a) in the event that the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach from the non-breaching party; or (b) effective immediately upon written notice, in the event any assignment is made by the other Party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of such other Party’s property, or if a voluntary or involuntary petition under federal bankruptcy laws or similar state statutes is filed against the other Party, or if it dissolves or fails to operate in the ordinary course. In the event Client terminates this Agreement pursuant to the terms of this Section 7.2, [*].
     7.3 Effects of Termination. Upon any expiration or earlier termination of this Agreement, all rights and obligations of the Parties shall cease, except that: (a) all obligations that accrued prior to the effective date of termination (including, without limitation, all payment obligations) shall survive termination; (b) each Party shall destroy (upon the written request of the other Party) or return to the other Party all of the other’s Proprietary Information in its possession or under its control pursuant to Section 5.4; and (c) Synacor shall, after providing Client with an electronic copy of such information and data in a mutually agreeable format, delete archived Account Information, other User identification information used or maintained by Synacor, and other transaction data (including but not limited to all personally identifiable information of such Users). The provisions of Sections 4.2 and 4.3 (Proprietary Rights), 5 (Confidentiality), 6 (Synacor Fees, Payment Terms and Taxes), 8 (Representations and Warranties; Indemnities), 9 (Limitations of Liability and Disclaimers), 12 (General Provisions) and this Section 7 shall survive any termination of this Agreement.
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*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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8. REPRESENTATIONS AND WARRANTIES; INDEMNITIES.
     8.1 Synacor Representations and Warranties. Synacor represents and warrants to Client that (a) Synacor is duly organized and validly existing under the laws of its state of incorporation and has full power and authority to enter into this Agreement and to carry out the provisions hereof; (b) the execution, delivery and performance of this Agreement by Synacor does not conflict with any agreement, instrument or contract, to which Synacor is bound; (c) Synacor shall perform its obligations and provide the Services to Client in a professional and workmanlike manner and in compliance with any and all applicable laws; (d) Synacor owns all right, title and interest in and to the Synacor Content and the System, each element thereof, and all intellectual property rights embodied therein or licensed to Client pursuant to this Agreement; or, in the case of any third party content, software, technology or information included therein, Synacor possesses, or has otherwise obtained all rights and valid licenses necessary to grant to Client all rights and licenses set forth in this Agreement; (e) Synacor has all necessary rights in the Services and all rights of publicity with respect to any artists, artwork, text material, images, sound or video, if any, provided by Synacor in connection with the Services; (f) the Synacor Content, the System and the Services, in whole or in part, do not and shall not infringe or interfere with any right of publicity, patent, trademark, copyright, trade name or other intellectual property rights or misappropriate any trade secret of any third party; and (g) Synacor shall use commercially reasonable efforts to protect its network in accordance with applicable industry standards to insure that Synacor’s network and the Services are secure from unauthorized access and are free from any viruses, worms, or other code that will damage, interrupt or interfere with any software, content, data or hardware. Synacor further represents and warrants that, to its knowledge, the Synacor Content and the Services are not defamatory, obscene, or otherwise unlawful in any jurisdiction. Synacor further represents and warrants to Client that during the Term, the Services shall be provided in accordance with applicable United States federal law and the laws of such other jurisdictions as may be applicable thereto by qualified personnel. Synacor shall use commercially reasonable efforts, consistent with applicable industry standards and practices, to provide the Services in a manner designed to minimize errors and interruptions. Nonetheless, Services may be temporarily unavailable for scheduled maintenance or repairs by Synacor or by third-party providers, or because of other causes beyond Synacor’s reasonable control.
     8.2 Client Representations and Warranties. Client represents and warrants to Synacor that (a) Client is duly organized and validly existing under the laws of its state of formation and has full power and authority to enter into this Agreement and to carry out the provisions hereof; (b) the execution, delivery and performance of this Agreement by Client does not conflict with any agreement, instrument or contract, to which Client is bound; (c) Client owns all right, title and interest in and to the Client Materials, including, but not limited to, the Client Content, each element thereof, and all intellectual property rights embodied therein or licensed to Synacor pursuant to this Agreement; or, in the case of any third party content, software, technology or information included therein, Client possesses, or has otherwise obtained all rights and valid license necessary to grant to Synacor all rights and licenses set forth in this Agreement; and (d) to Client’s knowledge, the Client Materials are not defamatory, obscene, or otherwise unlawful and do not infringe or interfere with any intellectual property, contract, right of publicity, or any other proprietary right of any individual or entity. Client shall be fully responsible for, and shall reimburse Synacor for any and all liabilities arising out of any warranty concerning the Services made by Client to any User, prospect or other third party, except as expressly authorized in advance in writing by Synacor.
     8.3 Synacor Indemnifications. Synacor shall indemnify, defend and hold harmless Client from and against any and all liabilities, claims, judgments, costs, damages, suits, actions, proceedings, and expenses, including without limitation, reasonable attorneys’ fees-(collectively “Claims”) suffered or incurred by Client, arising out of or resulting from: (i) Synacor’s breach of any of its obligations under this Agreement, or its representations and warranties set forth herein; (ii) the failure of any of the representations or warranties made by Synacor herein to be true:

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* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(iii) any third party claims relating to the matters covered by the foregoing breaches or failures; (iv) any injuries to persons or damage to property caused by the negligent, willful or intentional acts or omissions of Synacor, its agents or employees; and (v) any third party claims relating to the Services.
     8.4 Client Indemnifications. Client shall indemnify, defend and hold harmless Synacor from and against any and all Claims suffered or incurred by Synacor, arising out of or resulting in any manner from: (i) Client’s breach of any of its obligations under this Agreement, or its representations and warranties set forth herein; (ii) the failure of any of the representations or warranties made by Client herein to be true; (iii) any third party claims relating to the matters covered by the foregoing breaches or failures; and/or (iv) any third party claims relating to Client Materials.
     8.5 Claims. In case any Claim is brought by a third party for which indemnification is or may be made pursuant to this Agreement, the indemnified Party shall provide prompt written notice thereof to the other Party; provided, however, that the failure of the indemnified Party to comply with the foregoing notification provision shall not relieve the indemnifying Party of its indemnification obligations hereunder, except to the extent the indemnifying Party is actually and materially prejudiced thereby. Where obligated to indemnify such Claim, the indemnifying Party shall, upon the demand and at the option of the indemnified Party, assume the defense thereof (at the expense of the indemnifying Party) within thirty (30) days or at least ten (10) days prior to the time a response is due in such case, whichever occurs first. The Parties shall cooperate reasonably with each other in the defense of any Claim, including making available (under seal if desired and if allowed) all records reasonably necessary to the defense of such Claim, and the indemnified Party shall have the right to join and participate actively in the indemnifying Party’s defense of the Claim. Each Party shall be entitled to prior notice of any settlement of any Claim to be entered into by the other Party, and any such settlement shall be subject to the reasonable approval to the extent such Party’s rights would be directly and materially impaired.
     Without limiting the foregoing, in the event of any Claim or threatened Claim of infringement involving a portion of any portion of the Software and/or Services provided by Synacor: (i) upon Client’s request and at Synacor’s expense, Synacor will use its best efforts to procure the right or license, on commercially reasonable license terms, for Client to continue to use and otherwise exploit in accordance with the terms hereof such portion of the Software and/or Services at no additional cost or expense to Client other than the fees set forth herein; or (ii) at Synacor’s sole discretion, but upon as much prior written notice to Client as is reasonably practicable, Synacor may modify or alter (to the extent that Synacor has rights to so modify or alter), or delete any such portion of the Software and/or Services, as the case may be, so as to make such portion non-infringing while maintaining substantially comparable functionalities and capabilities of such parts of the Software and/or Services that are material to Client’s then-current or demonstrably anticipated use hereunder. If options (i) and (ii) are not achievable as to any such portion: (1) Client may terminate the rights and licenses granted hereunder, in its sole discretion, as to such infringing portion, or this Agreement without liability if loss of such portion materially and adversely affects the Services or functionality Client expects hereunder; or (2) to the extent Synacor used commercially reasonable efforts to obtain a license or modify the Software and/or Services as set forth in subsections (i) or (ii), and Synacor is reasonably exposed to liability from Client’s continued use of such portion of the technology and/or services, Synacor may, in its discretion, terminate the rights and licenses granted hereunder with respect to such portion. If, pursuant to the immediately foregoing sentence, Client or Synacor terminate the rights and licenses granted hereunder as to any portion of any software and/or Services provided by Synacor and Client does not elect to terminate this Agreement, if applicable, the Parties shall thereafter negotiate in good faith for a period of not less than thirty (30) days with respect to reduced fees under this Agreement.
9. LIMITATIONS OF LIABILITY AND DISCLAIMERS.
ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING EXCEPT WITH RESPECT TO SYNACOR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AGENTS, AFFILIATES, CLIENTS, OR ANY OTHER PERSONS, FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL SYNACOR’S LIABILITY FOR ANY AND ALL CLAIMS, IN THE AGGREGATE, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER EXCEED THE GREATER OF (i) $5,000,000.00 OR (ii) THE AMOUNT SYNACOR HAS RECEIVED FROM CLIENT IN THE AGGREGATE UNDER THIS AGREEMENT DURING THE TERM HEREOF.

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EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY, SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. SYNACOR DOES NOT WARRANT THAT THE SERVICES WILL MEET THE REQUIREMENTS OF CLIENT (EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT) OR THOSE OF ANY THIRD PARTY AND, IN PARTICULAR, SYNACOR DOES NOT WARRANT THAT THE SYSTEM WILL BE ERROR FREE OR WILL OPERATE WITHOUT INTERRUPTION.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SYNACOR MAKES NO WARRANTY WITH RESPECT TO ANY SERVICES AND EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SYNACOR DOES NOT WARRANT OR MAKE ANY REPRESENTATION REGARDING THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE CONTENTS OF ANY CONTENT OR THE RESULTS TO BE OBTAINED FROM THEIR USE. SYNACOR SHALL NOT BE LIABLE TO THIRD PARTIES FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.2 ABOVE, CLIENT MAKES NO WARRANTY WITH RESPECT TO ANY CLIENT MATERIALS AND EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CLIENT SHALL NOT BE LIABLE TO THIRD PARTIES FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
10. PUBLIC RELATIONS. Except as it relates to Client’s marketing of portal and related matters to Users and as otherwise permitted by the last sentence of Section 5.2 herein, neither Party will issue any press release, nor otherwise disclose any information concerning this Agreement without the prior written consent of the other. The Parties agree that a joint press release regarding the establishment of their relationship is appropriate and that each will dedicate appropriate resources to such effort.
11. RECORDS AND AUDIT.
     11.1 Throughout the Term and for a period of one (1) year after the expiration or earlier termination of this Agreement, each of the Parties shall maintain books and records regarding the Services, and other matters relating to this Agreement, including, without limitation, server logs, and customer usage logs, in accordance with generally accepted accounting principles. Each Party shall have the right to audit such books and records of the other party solely and directly relating to this Agreement and all amendments, addendums, attachments, schedules, riders and/or exhibits attached hereto exhibits, upon reasonable notice and at its expense, not more frequently than once per consecutive twelve (12)-month period during the Term and for a period of one (1) year thereafter and to take extracts from and/or make copies of such records. Each party shall maintain at its principal place of business during the Term and for a period of one (1) year thereafter all books, records, accounts, and technical materials regarding its activities in connection herewith sufficient to determine and confirm all amounts payable to the other Party and all compliance with all other material obligations pursuant to this Agreement. Upon a Party’s written request (to be provided at least ten (10) business days prior to the date of the audit), the other Party will permit one (1) or more representatives of an auditor or agent of the requesting Party’s choice to examine and audit, during normal business hours, such books, records, accounts, documentation and materials, and take extracts therefrom or make copies thereof for the purpose of verifying the correctness of payments made pursuant hereto and/or compliance with the other material obligations hereunder; provided that, the auditing Party shall first obtain a written agreement from any such auditor or agent that such auditor or agent shall be bound by the confidentiality obligations set forth in Section 5 herein and the auditing Party shall in all events be responsible to the audited Party for any action or inaction of such auditor or agent that would violate Section 5 of this Agreement. Unless otherwise agreed by the Parties in writing, such examination shall be in material accordance with generally accepted accounting principles. The audited Party shall pay any unpaid, non-disputed delinquent amounts within thirty (30) days of the other Party’s request. To the extent such examination discloses an underpayment of the greater of 5% of the aggregate amount paid or payable to the other party during the period which is the subject of the audit or $15,000, the audited Party shall fully reimburse the other Party, promptly upon demand, for the reasonable fees and disbursements due the auditor for such audit; provided that, such prompt payment shall not be in lieu of any other remedies or rights available to such other Party hereunder. In all other events,

MASTER SERVICES AGREEMENT	8

all fees and expenses of the auditing Party’s auditor or agent under this Section shall be paid by the auditing Party. If an audit reveals an overpayment, the auditing Party shall promptly notify the other and shall pay the amount of any such overpayment to the other Party within thirty (30) days thereafter.
     11.2 If any report of an audit under the provisions of subsection (a) of this Section discloses to the auditing Party any underpayments or overpayments, a copy of such audit report shall be promptly delivered to the audited Party. Unless the amount of any underpayment or overpayment shown on such report is disputed by the audited Party, in writing (a “Notice of Dispute”), within twenty (20) days after receipt of the audit report, the audit report shall be deemed accepted and all amounts due thereunder shall be paid according to the applicable provisions of subsection (a) of this Section. In the event that Client and Synacor have not resolved all disputed items to their mutual satisfaction within thirty (30) days after a Notice of Dispute has been received by the auditing Party, they shall promptly submit such audit report and all supporting work papers to an independent accounting firm (i.e., an accounting firm that does not, and has not, provided any services to either Party or to any of the Parties’ subsidiaries or affiliated entities) of national stature in the United States selected by mutual agreement of Client and Synacor for binding review of any disputed items. All costs and expenses of such review shall be apportioned between the Parties on the basis of each Party bearing the expense of that portion of the review that shall be related to disputed items that are resolved against such Party. If Client and Synacor are unable to agree upon the selection of an independent accounting firm of national stature in the United States to perform the binding review of any disputed items, the determination and selection of the independent accounting firm of national stature shall be settled by arbitration in New York, New York in accordance with the rules and regulations of the American Arbitration Association.

MASTER SERVICES AGREEMENT	9

12. GENERAL PROVISIONS. This Agreement is not transferable by either Party without the other’s prior written consent (which shall not be unreasonably conditioned, delayed or withheld), except that either Party may (without consent) assign its rights and obligations hereunder to any entity that is controlled by, controls, or is under common control with the assigning Party or to any successor entity to all or substantially all of its business (by sale or other transfer of equity or assets, merger, consolidation, reorganization or otherwise). This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the Parties. This Agreement (including any schedules, exhibits, riders, addendums, amendments and attachments) constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the Parties concerning the subject matter of this Agreement. No change, modification or waiver to this Agreement will be effective unless in writing and signed by both parties. In the event of any conflict or inconsistency between the terms and conditions in the Master Agreement and any schedule or other exhibit attached hereto not expressly and specifically stated otherwise, the terms and conditions of the Master Agreement will prevail. Except as expressly provided herein, any different or additional terms on any related purchase order, confirmation or similar form, even if signed by the Parties after the date hereof, shall have no force or effect on this Agreement. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the Agreement shall otherwise remain in full force and effect and enforceable. All notices under this Agreement will be in writing and will only be deemed to have been duly given the day after being sent, if sent for next day delivery by nationally recognized overnight delivery service; or upon receipt, if sent by certified or registered mail, return receipt requested. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party (whether plaintiff or defendant) will be entitled to recover its reasonable costs and attorney’s fees. Headings are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in one or more counterparts, each of which (once executed) shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Neither Party shall have any rights against the other Party hereto for the non-operation of facilities or the non-furnishing of services or fulfillment of obligations if such non-operation, non-furnishing or non-fulfillment is due to an act of God or other cause beyond such Party’s reasonable control. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative. The Parties agree that Synacor and its employees and agents will be serving Client as independent contractors for all purposes and not as employees or partners of, or joint venturers with, Client. Nothing in this Agreement shall be deemed to constitute a fiduciary relationship between Synacor and Client, nor shall anything in this Agreement be deemed to create an agency relationship between Synacor and Client. Neither Synacor nor Client shall be or become liable or bound by any representation, act or omission whatsoever of the other. The provisions of this Agreement are for the exclusive benefit of the Parties hereto and their permitted assigns, and neither Party intends to benefit any other person or entity, including, without limitation, a “third party beneficiary,” as that term may be defined by applicable statutory or case law, and except as expressly provided in Section 8(g) of the Addendum, no person or entity who is not a party (including, without limitation, an obligor, borrower, or guarantor) will have any rights or claim against a Party by virtue of this Agreement.

SYNACOR, INC.			Charter Communications Holding Company, LLC

By:	/s/ Ronald Frankel		By:	/s/ Jeff Jay

	Name:	RONALD FRANKEL		Name:	Jeff Jay
	Title:	CEO		Title:	V P Product Development
Date:	9-30-04		Date:	9/29/04

MASTER SERVICES AGREEMENT	10

SCHEDULE A
TO
SYNACOR MASTER SERVICE AGREEMENT
PRODUCT & PRICING SCHEDULE
     This Schedule A forms a part of, and is governed by, the Synacor Master Services Agreement dated September 30th., 2004, by and between Synacor, Inc. and Charter Communications Holding Company, LLC (“Client”), including any schedules, attachments, or exhibits attached thereto (collectively, the “Agreement.”) Any capitalized terms used in this Schedule A and not defined herein shall have the meanings ascribed to such terms in the Agreement.
The product deliverables and fees payable by Client to Synacor pursuant to the Agreement are set forth below.
1. Portal Features and Functionality (including Portelus Technology).
     [  *  ]

PRODUCT & PRICING — SCHEDULE A	1

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     [  *  ]
2. Portal Content:
(a)	Free Content: The below-listed initial Content (the “ Initial Information Services”) will be integrated into the Client Branded Portal at no cost to Client:
(i)	An integrated Yellow, White Pages, Maps, and Restaurant Search (from a provider such as Switchboard);

(ii)	An integrated [*] Search subject to the terms set forth in Schedule F, attached hereto and incorporated herein by reference;

(iii)	Horoscopes;

(iv)	Auto Channel — currently provided by [ * ];

(v)	Career Channel — currently provided by [ * ]; and

(vi)	Travel Channel — currently provided by [ * ].
(b)	Additional Synacor Content: The following additional Synacor Content (the “Additional Synacor Content”) may be integrated into the Client Branded Portal, at the option of Client, for the costs listed below:

PRODUCT & PRICING — SCHEDULE A	2

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(i)	[*] News service (stories, pictures, videos, etc.) as set forth below (“[*] News Service”) is included in the Client Branded Portal so that when a User clicks on a news story or video the User will remain within the Client Branded Portal. The [*] News Service includes:
•	National News

•	World News

•	Sports News

•	Entertainment News

•	Health News

•	Business and Finance News
[*]
[*]
[*]
(ii)	Local Movie Listings by Zip Code Approximate [*]
(c) Continuous Efforts to Refresh Initial Portal Screen: Synacor shall ensure that the initial/opening screen of the Client Branded Portal is refreshed/updated on a continuous basis each day but in no event less than twice each day between the hours of 6 a.m. and 12 a.m. (EST). Such refresh responsibility shall include but not be limited to changing the primary new story image/picture in the Dynamic Content Components, altering the various lead story headlines from time to time, and generally ensuring that staff is available to implement visible, significant changes to or updating of the initial/opening (and other available) screens throughout each day, seven (7) days per week.
3. Synacor Premium Product Fees. For purposes of creating a fee structure, relevant Synacor Premium Product may be bundled into products as described below (the “Synacor Premium Products”) at the request of Client, and subject to Client’s prior written approval. In the event Client elects to procure for placement on the Client Branded Portal any such Synacor Premium Product, each month, Synacor shall bill Client for an amount determined by multiplying the number of Subscription Accounts (as defined below) in a given month (calculated as set forth above with respect to Users) by the monthly fee relating to the pertinent Synacor Premium Product(s) subscribed to by Subscription Account. For purposes herein, a “Subscription Account” is defined as an account that allows a User access to the given Synacor Premium Product from the Client Branded Portal or other location as subsequently agreed to by the Parties. Synacor Premium Product Fees for the Synacor Premium Products as set forth herein shall remain in effect for the Initial Term of the Agreement provided, however, that Synacor shall be entitled to revise any fees set forth in this Agreement directly proportionate to changes in the fees payable by Synacor to Synacor Providers for the respective premium content. Likewise and except for the Synacor Premium Product defined in Section (3)(a)(i) below, Synacor shall reduce its fees charged to Client as set forth below for Synacor Premium Products in direct proportion to any reduction in fees charged Synacor by Synacor Providers in the calendar month following such Synacor Provider reduction. [  *  ] Synacor shall use its best efforts to provide Client not less than sixty (60) days prior notice of any applicable increase in fees. In addition to other rights Client may have under this Agreement (including but not limited to Client’s right to eliminate or replace Synacor Content with Client Content at any time), Client may elect to require Synacor to use reasonable commercial efforts to provide reasonably equivalent Synacor Content at fees equal to or lower than those attributable to then-current Synacor Content, or to modify the Synacor Content mix, as necessary to result in a mutually agreeable wholesale price change.
(a)	Synacor Premium Products. The following Synacor Premium Products may be made available to Client for distribution to Users for the monthly fees described below:

PRODUCT & PRICING — SCHEDULE A	3

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(i)	Premium Family Bundle: Cost to Client: [*] for each Subscription*.The Premium Family Bundle shall include all of the following:
•	Encyclopedia Britannica — Unlimited access to the updated 32-volume Encyclopedia Britannica, plus: Britannica’s Student & Concise encyclopedias, thousands of exclusive video & audio clips

•	Shockwave Gameblast — 100 popular premium online and downloadable games

•	American Greetings — Print and Send Greeting Cards and access to member’s only online greeting cards

•	Clever Island — Focuses on the educational skills that are most important to a child’s development, including language, numbers, spatial reasoning, logic, and critical thinking. Activities are designed by leading experts in education and child development to be engaging, powerful, and fun.

•	CNN QuickCast & NewsPass — up to 30 video news updates per day. Along with 12, 2 minute breaking news stories per day*. (Subject to approval by CNN)

•	Weather.com — local, regional and national video weather reports and special feature categories*. (Subject to approval by Weather.com)

•	Major League Baseball — Access to GameDay Audio (Listen to every game played that day), Condensed Video Games, Post Game Highlights, MLB Custom Cuts, MLB Radio

*Note:	[*]
(ii)	Music Bundle: Cost to Client: [*] The Music Bundle shall include all of the following:
•	MusicNet unlimited song download service which includes unlimited song downloads to a personal computer from over 700,000 tracks & commercial free radio

•	Sync Magazine From Zinio (Synacor may add additional Magazines)

Note:	Commencing with the execution of this Agreement and continuing for a period of six (6) months from the commercial launch of the Music Bundle, and provided such product offerings are competitive in feature, functionality, pricing, and music selection, the parties agree that except to the extent of Internet music subscription services Client may carry or offer pursuant to its contractual relationships with video programming providers, Synacor shall be Client’s exclusive provider of Internet music subscription services and music download stores sold online via the Client Branded Portal, other Client controlled websites, or by Client’s Customer Service/Sales Representatives.. This provision will not preclude client from enhancing the music services with additional music related content and merchandise such as, but not limited to, music video access and merchandise offerings.
(b)	[*]

PRODUCT & PRICING — SCHEDULE A	4

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(c)	Additional Synacor Premium Products: Additional Synacor Premium Products may be added to this list from time to time by mutual agreement of the Parties through appropriate exhibits to be attached hereto.

(d)	Synacor shall exercise commercially reasonable efforts to enhance and/or improve the features and characteristics of the Client Branded Portal, but in any event shall release a significantly updated/improved Client Branded Portal once every twelve (12) months during the term of the Agreement. In addition, any new feature(s) offered by Synacor to third party clients shall be simultaneously extended to Client.
4. Bandwidth and Hardware Fees. [*]
5. Client Sourced Services
a)	Integration Fees. Client shall pay to Synacor an Integration Fee in connection with any new third party premium content or services (each a “Client Sourced Service”), that is not Synacor-sourced and which Client requests Synacor to integrate into the Client Branded Portal or Synacor Premium Product(s) and that requires utilization of Unified Login. In the event that such integration requires less than [*] of software development time, such Integration Fee will be [*]. Subsequent to such integration, Client shall have the right to have Synacor manage such Client Sourced Service, so long as Client continues to make such Client Sourced Service available to Users by way of the Client Branded Portal or relevant Synacor Premium Product(s), at no further integration cost to Client, pursuant to the terms of the Agreement as if it were a Synacor Sourced Service. If such integration is reasonably anticipated by Synacor to require [*] of software development time, Synacor will prepare a detailed statement of work for such integration, including the fee payable, which shall be commercially reasonable and competitive standard industry rates for such software development or integration, to Synacor, which shall be subject to Client’s written approval prior to the commencement of work. One-half of such integration fees shall be payable upon commencement of development with the remaining one-half being due upon completion of development and acceptance testing.

b)	[*]

PRODUCT & PRICING — SCHEDULE A	5

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]
c)	Definition. All Client Sourced Services shall be considered Client Content for purposes of this Agreement.
6. Revenue Sharing: Synacor and Client agree to share, [*] ancillary revenues received from content providers whose services and or features have been added to or made available via the Client Braded Portal pursuant to the mutual agreement of the parties. One such example (to the limited extent would be revenues received by Synacor for inclusion of the “White Pages” and/or “Yellow Pages” search content on the Client Branded Portal.
7. Professional Services. The following services are considered professional services:
a)	Integration beyond Synacor’s APIs;

b)	Portal customization beyond the look, feel, element placement and similar options embedded in the Synacor’s portal template as of the date of the Agreement;

c)	Onsite Training; and

d)	Other programming or customizations not specified in the Portal Product Plan. Synacor shall provide the Client a Statement of Work (SOW) and cost estimate for all Professional Services engagements. Any such SOW and cost estimate must be agreed to in writing prior to the initiation of an applicable Professional Services engagement.
8. Travel Expenses. Client agrees to pay for all reasonable travel expenses approved by Client in advance and actually incurred by Synacor during the course of and in order to perform support or technical training services.

PRODUCT & PRICING — SCHEDULE A	6

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9. Acceptance Process. Client may test and approve the Client Branded Portal prior to launching it to Users. Commencing upon the delivery to Client of the Client Branded Portal as set forth in the Synacor Specifications and continuing up to fifteen (15) calendar days thereafter (the “Test Period”), Client shall have the right and will use its best efforts to engage in testing, including but not limited to that designed to determine whether Client Branded Portal substantially meets both the Appearance Requirements and the Functionality Requirements. For purposes of clarification, the nature, extent, and/or type of such testing is not limited under this paragraph except to the extent that such testing shall be performed in accordance with the timeframes stated herein unless such testing when conducted and pursued to completion requires more time than that allotted herein, in which case such Test Period shall be extended to the limited extent necessary to complete the underlying testing. Within five (5) business days after the expiration of the Test Period, Client will provide Synacor with (a) written acceptance of the Client Branded Portal, or (b) written rejection, including a reasonably detailed explanation therefor (a “First Rejection Notice”), if the Client determines in good faith that the Client Branded Portal does not substantially meet the Appearance Requirements and/or the Functionality Requirements. In the event the Client does not deliver a First Rejection Notice as provided herein, the Client Branded Portal shall be conclusively deemed accepted by Client. In the event that Client provides a First Rejection Notice, then Synacor will use its best efforts to correct the identified failures as soon as commercially reasonable and, in no event, later than fifteen (15) business days after receipt of such First Rejection Notice Synacor shall resubmit the Client Branded Portal to Client for further testing for a period of not more than fifteen (15) business days (the “Second Test Period”) by Client with respect to the specific failed criteria. Within five (5) business days after the expiration of the Second Test Period, Client will provide Synacor with either (i) written acceptance of the Client Branded Portal, or (ii) written rejection if Client determines in good faith that the failed criteria identified in the First Rejection Notice have not been corrected, including a reasonably detailed explanation therefor (a “Second Rejection Notice”). In the event the Client does not deliver a Second Rejection Notice as provided herein, the Client Branded Portal shall be conclusively deemed accepted by Client. In the event that Client provides a Second Rejection Notice, Client shall resubmit the Client Branded Portal to Synacor and Synacor will use its best efforts to correct the identified failures as soon as commercially reasonable and, in no event, later than fifteen (15) business days after receipt of such Second Rejection Notice, Synacor shall resubmit the Client Branded Portal to Client for final testing. Client shall conduct final testing for a period of not more than fifteen (15) business days (the “Final Test Period”) with respect to the specified failed criteria. Within five (5) business days after the expiration of the Final Test Period, Client will provide Synacor with (A) written acceptance of the Client Branded Portal, or (B) written rejection if Client determines in good faith that the failed criteria identified in the First Rejection Notice or Second Rejection Notice have still not been corrected (a “Final Rejection Notice”). In the event the Client does not deliver a Final Rejection Notice as provided herein, the Client Branded Portal shall be conclusively deemed accepted by Client. If Client provides a Final Rejection Notice and Client has not otherwise agree to pursue further development and/or testing of the Client Branded Portal, the Final Termination Notice shall constitute a notice of termination of the Agreement without further liability of either Party to the other, [*]

PRODUCT & PRICING — SCHEDULE A	7

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE B
TO
SYNACOR MASTER SERVICE AGREEMENT
SERVICE LEVEL AGREEMENT
          This Schedule B forms a part of, and is governed by, the Synacor Master Services Agreement dated September 30th, 2004, by and between Synacor, Inc. and Charter Communications Holding Company, LLC (“Client”), including any schedules, attachments, or exhibits attached thereto (collectively, the “Agreement.”) Any capitalized terms used in this Schedule B and not defined herein shall have the meanings ascribed to such terms in the Agreement.
I. General
Synacor shall provide the Services in accordance with the service levels set forth in this Schedule B -Service Level Agreement (“SLA”), seven (7) days a week, twenty-four (24) hours a day, three hundred sixty-five (365) days a year, consisting generally of monitoring, notification, repair of service outages and maintenance.
Synacor and Client, at Client’s option, shall evaluate Synacor’s performance under this SLA on a monthly basis, beginning thirty (30) days from the date of commercial launch of the Services.
Client should direct all requests for support to Synacor’s Client Care Group, which shall be available and shall provide support twenty-four (24) hours per day, seven (7) days per week. To reach Synacor’s Client Care by phone dial 1-877-240-2435 or by e-mail at charter@synacor.com.
II. Monitoring
In an effort to detect potential problems before they impact the availability and performance of the System or the Services, Synacor shall monitor the status of its systems using both automated and manual tools employed in its 24 by 7 system monitoring and administration. Such monitoring shall be performed to assess and include, but not be limited to;
(i)	Service availability;

(ii)	Database connectivity and performance;

(iii)	System load;

(iv)	Network availability and performance; and

(v)	System usage.
Synacor will work and cooperate with Client by, among other things, accommodating reasonable service monitoring requests from the Client’s Network Operating Center (the “NOC”), including web service/maintenance/adjustments and application monitoring.
III. Reporting
Synacor will maintain and provide Client access to the following standard reporting tools, which will generate and deliver reports detailing accurate information through a web-based interface pertaining to the respective tool’s data category:
               SUBSCRIBER DATA
1.	Number of Users

2.	User Cancellations
               MONTHLY USAGE DATA
1.	Unique Users accessing Synacor Sourced Services

2.	Unique Users accessing Client Branded Portal

3.	Hits/redirects to each Synacor Provider

SERVICE LEVEL AGREEMENT — SCHEDULE B	1

Synacor will provide Client reports detailing (i) the number, cause, and resolution status of Synacor system outages and (ii) the performance of Synacor with respect to its system availability obligations, each of which shall be sent to Client in an electronic format within seven (7) days of Client’s request therefor (such request not occurring more than once per month) and otherwise no more than fifteen (15) days after the expiration of each calendar quarter. Client may require reasonable changes to the formatting or structure/layout of the report from time to time (such changes to be implemented at Client’s cost).
IV. System Availability
“System Availability” is defined as the operable state, service functionality, and availability to Client and its Users of Synacor’s entire service platform, including, but not limited to, the Client Branded Portal, the method in which billing data is derived and transmitted to Client, and any software application running on the servers that supports the Client. Synacor shall maintain Service Availability of 99.95% as measured during the course of a calendar month, excluding downtime attributable to scheduled maintenance. System Availability does not take into account the performance or inability of Users to access Synacor’s systems as a result of such Users’ Internet/network connection, nor does it take into effect Synacor Providers’ ability to update or deliver content. Due to the architectural design of the Internet, occasions may arise that prohibit access to Synacor’s systems based on (i) a User’s Internet Service Provider’s (“ISP”) fault/failure or (ii) impediments affecting the path (route) traveled in accessing Synacor’s systems; System Availability does not take such instances into consideration, except when the failure is attributable to the network hardware or software under Synacor’s direct control.
Client shall have the right to make its own measurements of the Service Availability in order to ascertain and report Service Availability deficiencies. In the event of discrepancies between Synacor’s testing results and those of Client, the Parties shall establish a workgroup of individuals from both Parties to ascertain the source of/reason for the discrepancy or difference, to identify the correct measurements, and to resolve in good faith any issues pertaining to the testing methods. If the parties are unable to resolve the discrepancy, the Client’s measurements will prevail.
Service Assurance — In the event of any outage or Services impairment, Synacor must provide Client with a written assessment/“reason for outage” within twenty-four (24) business hours of the occurrence of such event. In the event of any outage or service impairment, Synacor must provide Client a “post mortem” assessment of the reasons/causes of such outage or impairment and the steps taken to eliminate the impairment and prevent its reoccurrence by noon (12 p.m. CST) on the fifth (5th) business day following the occurrence of such event. Both such assessments shall include, but not be limited to, outage time/impairment duration, sequence of events, root cause, escalation path, issues identified, remedies to issues, and action plan. The “post mortem” outage/impairment assessment shall be subject to Client’s acceptance or rejection (and grounds therefor) within five (5) business days of receipt. Synacor must submit final “post mortem” assessment in the event Client rejects the initial assessment within ten (10) days of such rejection.
     System Availability SLA Credits:
The SLA credits set forth below will be applied automatically by Synacor and shall be required for each instance of Synacor’s failure to meet the required System Availability. In the event that Synacor fails to meet the provisions of this SLA cumulatively during a one (1) month period during the Term, then the following credits will apply against the aggregate Fees during the month in which such failure occurs:
a.	Portal Unavailability: Defined as any instance in which the Client Branded Portal is unavailable to Client’s Users or where Client or User makes an HTTP request and Synacor’s System does not respond. For the avoidance of doubt, the failure of Unified Login or third party Content due to the fault of the third party Content providers is not included in this SLA.

SERVICE LEVEL AGREEMENT — SCHEDULE B	2

i.	Cumulative Mean Time to Repair:
[*]
b.	[*]
Performance
The Performance (“Performance”) of the Client Branded Portal is defined as the System response time for each Portal page as agreed upon by the Parties prior to the launch of the pertinent Portal page (each, a “Response Time”), measured via HTTP requests, or similar requests via other protocol used on the Client Branded Portal by Client or Users, performed by Client servers directly from any Client IP backbone location. Performance of Response Times will be tested against a steady-state Portal page of similar type and size to the pertinent Portal page, which steady-state Portal page will reside on the same Host (as defined in the Synacor Specifications) as does the Client Branded Portal. Synacor’s responsibility for Performance includes, but is not limited to, maintenance of web server response, Authentication performance, routers, switches, Internet transit or Peering connections (Network hardware, cross-connects, or circuits that are Synacor’s responsibility), or any other device in Synacor’s direct control, at no less than [*]% peak utilization. If Synacor is unable to perform in accordance with any pertinent Response Time, then Synacor will be responsible for the following remedy:
Synacor will correct the identified performance failures as soon as is possible using and pursuing to completion commercially reasonable efforts, and, in no event, later than fifteen (15) calendar days after receipt of written notice from Client describing in reasonable detail the performance failure of the Client Branded Portal, Synacor shall resubmit the Performance changes, in detail, to Client for testing. Client shall conduct testing to verify that the Synacor corrective measures are successful during a testing period (“Test Period”) of no more than five (5) business days in length with respect to the specified failed criteria. Within five (5) business days after the expiration of the Test Period, Client will provide Synacor with a written response accepting the Performance or rejecting the Performance. Synacor shall have an additional fifteen (15) calendar days from the date Client submits such response to correct the identified Performance failures. Client shall conduct final Performance correction testing for a period of not more than five (5) business days (the “Final Test Period”) after the expiration of such fifteen (15) day period with respect to the specified failed criteria. Within five (5) business days after the expiration of the Final Test Period, Client will provide Synacor with (A) written response accepting the Performance, or (B) written rejection if Client determines in good faith that the failed criteria identified in the First Rejection Notice have still not been corrected (a “Final Rejection Notice”). In the event the Client does not deliver a Final Rejection Notice as provided herein, the Performance shall be conclusively deemed accepted by the Client. If Client provides a Final Rejection Notice and the President of Synacor and the responsible Officer of Client do not otherwise agree to pursue further Performance testing/remedies of the System, the Final Termination Notice shall constitute a notice of termination of the Agreement without further liability of either Party.

SERVICE LEVEL AGREEMENT — SCHEDULE B	3

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

V. Data Integrity
Synacor’s Services platform shall meet or exceed a minimum of [*]% data integrity, including without limitation User data required for login, as measured over each calendar month of the term of the Agreement. In addition, Synacor will maintain the highest level of data security and confidentiality as is commercially reasonable in the industry.
System Intrusion or Denial of Service “DOS” Attack In the event of (i) a System intrusion by a “cracker,” “hacker”, or any other third party, or (ii) DOS attacks, such intrusion or attacks shall be deemed a Priority One event and the notification protocol applicable to a Priority One event will be followed. Synacor must notify Client of such problem and implement a solution therefor. Notification by Synacor will occur immediately upon identification of intrusion. If extensive damage occurs, including, but not limited to, damage to Client data, user data, Systems, due to the failure of Synacor to follow the Security Policy set forth as Schedule D to the Agreement, then this SLA will apply.
VI. Scheduled Maintenance Windows
Synacor has reserved a two (2)-hour window from 3:00 a.m., EST, to 5:00 a.m., EST, every Sunday evening through Monday morning for weekly maintenance, should the need for such maintenance arise (“Scheduled Maintenance”). In the event that additional maintenance will be needed outside of this Scheduled Maintenance window, Synacor will provide Client no less than three (3) business days prior written notice of the time during which Synacor intends to perform such additional maintenance via Client’s change control organization/process (“Change Management”). Such maintenance that occurs outside of the Scheduled Maintenance window and grace period described above, for which three (3) days advance written notice has been given that involves any Service outage or impairment, shall count against Service Availability at one half (1/2) the credit rate set forth herein.
If it is determined during the Scheduled Maintenance window that the Scheduled Maintenance will run over the two (2) hour window, Client will be notified immediately and receive updates every sixty (60) minutes or less until the maintenance is complete. During these Scheduled Maintenance periods, the System and Services may be unavailable to Client and Users. If the Scheduled Maintenance period exceeds the two (2) hour window and an additional one (1) hour grace period, for a total of three (3) hours in any given week, or a cumulative of eight (8) hours in any given month in total duration, then the System Availability SLA will apply. Scheduled Maintenance windows that do not exceed set limits (i.e., three (3) hours in any given week, or a cumulative of eight (8) hours in any given calendar month) are not counted against System Availability percentages.
VII. Emergency Maintenance Notification
In the event that emergency maintenance (defined as any maintenance that exists that is not within the Scheduled Maintenance window described above, or as to which three (3) business days’ prior notification is not given) is required, during which time the System and Services will be unavailable to Client and Users, Synacor will notify the Client’s NOC as promptly as practicable and, if possible, prior to the repair window, so as not to prolong or negatively effect the Services, the system, or otherwise Service Availability. Progress updates shall be provided to the Client’s NOC every sixty (60) minutes or less until the maintenance is complete. Emergency maintenance windows are counted against System Availability percentages.
The contact number to be used for verbal communications with the Client’s NOC is 1-866-248-7662 (1-866-CHTRNOC)
VIII. Incident Management
Technical Support. Synacor will provide Client Tier 2 e-mail and the appropriate of telephone, e-mail, and/or other support to Client’s designated escalation specialists. These specialists will be trained by

SERVICE LEVEL AGREEMENT — SCHEDULE B	4

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Synacor to offer support to Client’s First-Level Support staff. Synacor shall make its support center standard hours available twenty-four (24) hours per day, three hundred, sixty-five (365) days per year throughout the Term.
          (a) Escalation and Tracking Process. Synacor will provide and track trouble-call escalations from Client’s Technical Support Group. Synacor Customer Service will utilize two (2) escalation methods from Client:
(i)	E-mail: Client will e-mail Synacor its request for support: charter@synacor.com
a.	A Synacor customer agent will respond to the question with the answer or a responsive reply or will issue a tracking number to each matter that is escalated (as set forth below).

b.	The Synacor customer agent will then notify the Client escalation group with the appropriate timeline for any escalation to be resolved.
(ii)	Phone: In the event that a support issue requires Priority 1 treatment (e.g., Priority 1, Portal Unavailability, or Synacor/Client Unavailability), or is otherwise better addressed by a telephone call rather than e-mail, Client may by-pass Escalation Level 1 (as defined below) support and apply Escalation Level 2 support and initiate a call directly to a Synacor support specialist. Such calls will be placed solely from the Client escalation group person(s) who is (/are) responsible for initiating Level 2 support requests. Following each such call, a Client escalation Level 2 support person will send an e-mail confirming all the technical details regarding the issue. Synacor will follow the same process of tracking such issues via the e-mail tracking system.
          (b) The escalation process starts with the troubleshooting, diagnosis, and resolution processes. As Client’s service team receives alerts they will be prioritized by Synacor based on the gravity/urgency of the underlying problem and assigned to a Synacor support technician. The Synacor support technician will diagnose and fix the problem as soon as possible. Should the problem be too severe for simple solution by Client, the problem incident shall be escalated to the Synacor development team as soon as is possible.
(i)	Escalation Process Example
a.	Registered User has a question about Product

b.	User calls the Client Technical Support number or e-mails Client

c.	User reports an issue believed to stem from use of Portal

d.	Client Support agent is unable to provide a resolution and contacts Synacor Customer Service via e-mail or telephone

e.	Client Support agent will send e-mail to Synacor with all the details of the issue following a telephone call

f.	Client Support agent collects the User’s e-mail address and telephone number, notes the nature of the inquiry and submits the relevant information to Synacor Customer Service (using the Escalation Process).

g.	Synacor receives the information from Client, and proceeds with the investigation applying the escalation process

h.	Synacor supplies Client with a solution to the problem and resolves the issue as appropriate
(ii)	Synacor Escalation Response Times

Escalation Levels	Escalation Response Time
Level 1 — Email Technical Support Agent	Synacor Technical Support Agents available 24 hours per day, 7 days per week.
Level 2 — Voice Support Specialist	If Level 1 issue is not answered within 4 hours from Level 1, Synacor automatic escalation to Level 2.

SERVICE LEVEL AGREEMENT — SCHEDULE B	5

Level 3 Support Management	If Level 2 issue is not answered within 4 hours from Level 2, Synacor automatic escalation to Level 3.
Level 4 Account Manager	If Level 3 issue not answered within 1 hour from Level 3, automatic Synacor escalation to Level 4.
Level 5 Product Management	If Level 4 issue not answered within 30 minutes from Level 4, Synacor automatic escalation to Level 5.
Level 6 VP Engineering	If Level 5 issue not answered within 30 minutes from Level 5, Synacor automatic escalation to Level 6.
Level 7 CEO	If Level 6 issue not answered within 30 minutes from Level 6, Synacor automatic escalation to Level 7.
Synacor will maintain a table with contact information for the Level 1 — Level 7 contacts and will be responsible for keeping it current. The contacts and response times will be distributed to Client and/or provided in Client’s administration information section located at admin.Synacor.com.
a.	Priority 1 or Portal Unavailability Issues:
•	Synacor support personnel will escalate these issues to no less than Level 6 immediately upon contact by Client support personnel.
b.	Service Level
•	Customer service — general product information related to Product

•	Hours of operations: 24 x 7, 365 days per year

•	Service language: English

•	Issue reporting methods: electronic mail in English

•	Technical support — assistance with technical issues related to Product
          (c) Incident Management
Synacor and the Client will exercise reasonable discretion and good faith to classify reported problems based upon the specified categories below. In case of disagreement about how to classify a specific problem, such problem shall be deemed to be classified at the more severe priority level recommended by one of the Parties.
The following priority allocations will apply:

Priority 1 — These cases involve a Synacor system condition where, with respect to authentication, [*] or more of Users utilizing Unified Login are affected or likely to be affected in their ability to access services as a result of an outage or, with respect to access to the Client Branded Portal, [*] or more Users are affected or likely to be affected in their ability to access the Client Branded Portal, regardless of the status of Unified Login.
Time Frame — Response to Client within fifteen (15) minutes of identification or receipt of notification.
Follow-up — Provide updates to Client every sixty (60) minutes until the problem is resolved.

Priority 2 — These cases involve a Synacor system condition where less than [*] of Users are affected or likely to be affected in their ability to access services as a result of partial functionality.

SERVICE LEVEL AGREEMENT — SCHEDULE B	6

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Time Frame — Response to Client within sixty (60) minutes of identification or receipt of notification.
Follow-up — Provide updates to Client every sixty (60) minutes until problem is resolved.

Priority 3 — These cases involve problems other than those meeting the specifications of Priority 1 or Priority 2.
Time Frame — Response to Client within twenty-four (24) hours of identification or receipt of notification.
Follow-up — Provide updates to Client as soon as practical, but no less than weekly. These problems shall be resolved within sixty (60) days, unless otherwise agreed by parties, including the possibility of an agreement not take any further action to resolve.
          Customer Info Required for Synacor Support:
(i)	User ID

(ii)	Domain Name

(iii)	Password (if possible)

(iv)	E-mail Address
          Escalation Information:
(i)	Premium Service Vendor

(ii)	Date/Time Incident Occurred

(iii)	PC /Macintosh information

(iv)	Operating System

(v)	Browser type / version

(vi)	Internet Connection Dial / Broadband

(vii)	Detailed Description of Escalation
FAQ Documentation. Synacor will build a FAQ (list of frequently asked questions) prior to the Client Branded Portal launch and shall update such FAQ as frequently as necessary for accurate, up-to-date coverage of issues during the term of the Agreement, which pertain to the Client Branded Portal that Client can review and modify at Client’s choosing. The FAQ page will contain both Client Branded Portal and Content questions that consumers have asked in the past.
IX. Product Revision Management
Synacor shall notify Client in writing at least five (5) business days in advance of any minor product enhancements that do not substantially affect the Client Branded Portal.
Should a change be required in the hosting environment (whether hardware, software or network) Synacor is responsible for opening and shall submit a change request at least forty-eight (48) hours in advance of initiating such change and must receive approval from the Client’s NOC twenty-four (24) hours in advance of initiating any such change.
For major modifications to the Client Branded Portal, Client and Synacor personnel must first agree (subject to the respective reasonable discretion of both) on the appropriate launch date therefor, which date will be no less than ten (10) and no more than thirty (30) days after Client’s acceptance of such major modification.
X. Disaster Recovery

SERVICE LEVEL AGREEMENT — SCHEDULE B	7

The following disaster recovery plan is specific to Client and must be implemented/undertaken by Synacor as described herein.
Overview:
Synacor must back up all data, software, and configurations every twenty-four (24) hours to an offsite location at least one hundred (100) miles from Synacor’s primary data center/the location at which the Disaster (defined below) is expected to occur, is occurring or has occurred such that should a Disaster occur, such data, software, and configurations can be installed on hardware at a new data center. The new data center will initially be a third-party managed hosting provider.
Possible Disaster Recovery Scenarios
Synacor’s Disaster Recovery Plan shall take into account the partial or full destruction of Synacor’s data center. For purposes of the Agreement, a “Disaster” shall be any event in which there is full or partial destruction of Synacor’s data center, underlying building or other significant facilities affecting Syncacor’s data center (e.g., events caused by or resulting from any variety of destructive events including, but not limited to, fire, earthquake, the unavailability of the Synacor’s building, data center, or otherwise location in which data is otherwise located or dependent or for any other reason).
The building housing Synacor’s data center is also the primary location where many of the Tier 1 providers bring their networks into Buffalo, New York. If an adverse event giving rise to the likelihood of a Disaster that might or does impact/affect such building in whole or in part, Synacor shall activate the disaster recovery plan.
Recovery Time Performance Obligations
(1)	Within four (4) hours of the occurrence of a Disaster:
A.	Synacor shall bring online/activate a minimal cluster of webservers and application servers will be at the disaster recovery location

B.	Synacor shall also bring in/activate (i) a non-configurable portal site with some content and (ii) the Charter Branded Portal and Charter-branded pages will be brought online at the disaster recovery location. Synacor shall take all action/steps necessary to direct websites to the new location. Charter shall be given that access necessary to perform and have the option of modifying DNS to achieve such re-direction, provided that Synacor shall perform such re-direction in the event Charter does not elect to do so within this timeframe.

C.	Both Synacor and Client shall set their respective Nameservice TTL sufficiently low to minimize propagation time.
(2)	Within ninety-six (96) hours of the occurrence of a Disaster:
A.	Synacor shall construct a cluster of servers in order to mimic the original configuration

B.	Synacor shall copy all data to and secure such at the disaster recovery location

C.	Synacor shall install all software such that it is operational/“up and running” at the disaster recovery location

D.	Synacor shall ensure that the Services are operating in accordance with the parameters required under this Agreement, if possible.
          Roles and Responsibilities
1. Synacor will be responsible for ensuring and shall protect the integrity of the daily data backups, as well as ensuring that the disaster contingency site is available, capable of handling data and system relocation and re-configuration, and otherwise kept up-to-date. Such measures will include:
•	Placing production-ready database copies on a server at the disaster recovery site, at least once a day

•	Synchronizing code to the disaster recovery site at the same time it is launched on live servers

SERVICE LEVEL AGREEMENT — SCHEDULE B	8

•	Updating the Charter static page at the disaster recovery site with up-to-date content no less than once an hour
2. Synacor will test the offsite cluster no less than once every fourteen (14) days in order to verify that it is ready to accept connections.
3. Synacor will test the Disaster Recovery Plan no less than once annually to insure capability to respond within the above timeframes in the event of a Disaster at the Synacor data center. The Disaster Recovery test can be conducted at a location determined by Synacor and could be within one hundred (100) miles from Synacor’s primary Data Center. The intention of the test will be to verify Synacor’s ability to implement the Disaster Recovery process, but the Disaster Recovery test will likely utilize up to three servers and therefore will not be set up to appropriately measure load or response times.
4. Synacor will be responsible for setting up all servers and networks and restoring services at the Disaster recovery location. Synacor will provide all necessary manpower to return services as defined herein.
5. Synacor will be responsible for the DNS modifications under Synacor’s control; however, Charter also has access and authority to make its own DNS modifications in the event it elects to do so, provided that doing so would reduce downtime, with no harmful effect to the Disaster recovery process.
XI. Software Updates
Synacor agrees to keep critical software updated to a version supported by the vendor, including operating system software and application software such as PHP and MySQL.
XI. Application and Design Review
Synacor and Client will meet at least once annually to review the application and design overview for the Charter Branded Portal, The initial meeting will take place within the first one hundred twenty (120) days of commercial launch of the Charter Branded Portal.

SERVICE LEVEL AGREEMENT — SCHEDULE B	9

SCHEDULE C
TO
SYNACOR MASTER SERVICE AGREEMENT
SYNACOR SPECIFICATIONS
     This Schedule C forms a part of, and is governed by, the Synacor Master Services Agreement dated September 30th., 2004, by and between Synacor, Inc. and Charter Communications Holding Company, LLC, including any schedules, attachments, or exhibits attached thereto (collectively, the “Agreement.”) Any capitalized terms used in this Schedule C and not defined herein shall have the meanings ascribed to such terms in the Agreement. This Schedule C outlines Synacor’s technology specifications, including the customization elements relating to the graphical presentation, components, and other design elements of Portelus, Synacor’s Portal, and the Client Branded Portal. In addition to the options presented here, custom development is possible.
INTERFACE
The standard Portelus implementation integrates basic and premium content into one user experience. The user Interface will be branded to Client, below is an example.
Figure 1: Example of a Charter Branded Portal

Synacor Specifications — Schedule C	1

Synacor will participate in the development of all user interface implementations for the initial launch. The interior layout of the portal pages and each hosted premium service page shall be maintained by Synacor, and subject to Client’s reasonable discretion, Synacor may change such pages in order to add more features to the product.
Localization
At Client’s option, Synacor will work with the Client technology team to provide localized components. Such local component will be in such a location on the Charter Branded Portal page and have that capability necessary to show configurable content based on a user data field such as region identifier, which Client can provide to Synacor when the user is created.
Colorset
Much of the look and feel of the Charter Branded Portal is affected by the colorset, which controls the colors and basic shapes used in the following areas of the portal:
•	The Welcome Bar (background and font)

•	The Channel Bar (button colors, highlights, background, and font)

•	The Search bar (background and images)

•	The Dynamic Content Component (background and controls)

•	The Customization dropdown and Wizard (background and graphics)

•	Component headers (background, shading, and corner shapes)
The colorset shall not modify the design of secondary pages (such as the Sports page or premium services) beyond the obvious changes in the header and framing. As part of its obligations under the Agreement, Synacor will implement the colorset of Client’s choosing for the areas described above.
Synacor will provide Client with the right to implement design change, including colorset modifications, header and footer changes and design consultation, at no charge once each year. Additional design changes (those desired or requested less than twelve [12] months after the last design change) will be available to Client as an additional professional service at a rate to be agreed upon by the parties.
Header and Footer
The header and footer pair shall control the display of the page above and below the internal content area. Client shall have the right to customize such header and footer pair, and Synacor shall make such header and footer pair accessible for real-time editing and content scheduling by Client through Synacor’s web-based content publishing tools, which will enable Client chosen personnel to create or publish content on to the Charter Branded Portal, including the header and footer sections. (See below Content Publishing.) For example, Client can schedule a banner ad in the header to coincide with holidays or promotions.
Such customization capability shall include simple tasks such as adding a logo, as well as more complicated functions such as adding links, scripting, and design elements. The header typically contains a logo and other branding, while the footer usually has a copyright statement and links to site-related content (such as a privacy policy). There shall not be any maximum or minimum height for the header or footer areas; however, Synacor recommends that much of the content be displayed above the fold, such that the header area remains under 100 pixels high.
Synacor will work with Client to develop channel navigation to Client’s corporate links within the header that resembles the dropdown menu located at the Charter.com web site. Synacor will also include links to Charter.com/security according to Client’s specifications.
The header (see Figure 2) shall be bounded by thin lines, which are part of the portal template’s colorset. In the Figure 1 example, these lines are blue. The width of the header must be exactly 764 pixels, which is the size of the bounding table cell. By default, the HTML is shown on top of a white background. To use a different color background, it is necessary to create a table with width=764, cellpadding=0 and cellspacing=0.

Synacor Specifications — Schedule C	2

Figure 2: The Header
The footer, like the header, shall be bounded by thin lines. It is designed to hold and shall remain capable of holding text content, although other HTML is possible. Figure 3 shows a standard footer.
Figure 3: The Footer
The Welcome Bar
The Welcome Bar (Figure 4) shall have the capability of containing a “Welcome First Name” message, or a link, on the left-hand side of the screen. The right-hand side of the Welcome Bar shall be capable of being be configured to hold a number of links to pages hosted by Synacor (such as Support or FAQ) or to pages hosted by Client. At this time, additional custom content on the right-hand side of the Welcome Bar is not possible, but rather it currently only capable of supporting a list of links. The background color and text color (dark blue and white in the Figure 4 example) for the Welcome Bar shall be adjustable/defined by the colorset.
Synacor will provide an editable HTML area on the right side of the Welcome Bar for Client to enter customized links.
Figure 4: The Welcome Bar
The Channel Bar
Figure 5 shows a sample Channel Bar. The Channel Bar will primarily be used to navigate between portal pages hosted by Synacor. The colors used in the Channel Bar vary by colorset choice.
The Channel Bar is customizable by Client to some extent. Channels can be removed or added, with the following caveats:
•	The Channel Bar is persistent throughout the site and is the central method of navigation. So, if there is removal of “News” from the channel bar and addition of a portal component with navigation to our news page, users of such customized portal will not have an obvious navigation back to the News page from any other page.

•	The width of the Channel Bar is fixed, so only a finite number of channels can be added. The total depends on the total size of the channel images. The limit is around 10 channels. The actual limiting factor is the size of the tabs, so this is dependent on the aggregate length of all the buttons. So, Synacor could probably fit more than 10 channels on the Channel Bar if the titles were 3 or 4 letters and less than 10 if the average title was 15 characters. Not all links are a channel: Synacor has the capability to add a component to the Charter Branded Portal called “Links” or “Tools” for the addition of services such as Yellow Pages, Maps, etc. Additionally, client-specific links can be added to the Welcome Bar or the Header. Synacor also has the capability of deleting any of the channels that become less important and just make them a link. For example, Synacor could delete Careers from the Channel Bar and make it simply a link from the portal.
Figure 5: The Channel Bar
The Dynamic Content Component
The Dynamic Content Component (“DCC”) element of the Charter Branded Portal will be capable of displaying a series of content panes that rotate at regular intervals. The user is given controls to pause the rotation and skip

Synacor Specifications — Schedule C	3

forward or backward. The controls include: pause, play, next slide, previous slide controls. Depending on the purpose of the deployment, the DCC shall be capable of cycling between News content chosen by Synacor’s content editor, between functional premium service panes, or between static HTML advertisements. The DCC can also function with only one static pane. The design of the DCC, including background color, shall be adjustable/defined by the colorset.
Figure 6. Three different examples of DCC panes.
HTML Components
The portal’s start page shall consist of a set of “components” decided by Charter personnel from all of the components Synacor has at that given time and any content components that Charter develops. In addition to these components, Client shall be able to place its own HTML on the start page. This HTML is pulled from Synacor’s database and will be easy to edit, schedule, and publish using Synacor’s on-line Provisioning Platform.
The HTML Components may either look and act exactly like regular components (bearing up/down/close buttons and appearing in the customization dropdowns) or they may be static HTML that are always shown on the page and cannot be removed by the user. Client will be given the ability to use these components for off-site linking, advertisements, important news, or other HTML content.
With respect to designing HTML Components, each column of the Charter Branded Portal will have a different width, and the allowed width of Client HTML will vary depending on the column as well as whether the HTML will be surrounded by the normal component borders and header. Please consult the following table for width guidelines:

	Left Column	Middle Column	Right Column
Bounded Content	178 pixels	300 pixels	231 pixels
Non-bounded	190 pixels	312 pixels	243 pixels

Synacor Specifications — Schedule C	4

LAYOUT
Each column of the Charter Branded Portal will contain a number of Synacor’s standard components. Synacor typically recommends component placement based on its experience with usage patterns for the specific purpose of the portal. Synacor will work with Client to design an appropriate component layout.
The components in the default view, as well as those available in the dropdowns, shall be easy to customize for each portal. In addition at Client’s request, Synacor can set up default values for component parameters. For example, the weather component can always default to a specific zip code, the GameBlast component can feature a specific game, and the news components can show entertainment news instead of sports news.
Each component, including standard Synacor components as well as the HTML Components described above shall at a minimum provide Client with the following customizable default options:
•	Default values — Example of defaults include such settings as; the zip codes for weather, default bookmarks, and premium service settings such as default Shockwave games.

•	User customization:
•	Any Component that Client specifies can be removed by the user

•	Any Component that Client specifies can be set as non removable and therefore cannot be removed by the user
•	Ability to restrict/limit availability/visibility of a component to:
•	Logged-in users — enables Client to display content only to users that are logged into the Charter Branded Portal.

•	Logged-out users — enables Client to display content only to users that are logged into the Charter Branded Portal

•	Other specific identified classification or groups of Users (e.g., Users in a specific geographic location, etc.)

•	All Users
USER PERSONALIZATION
Synacor’s technology shall be capable of storing database registration and preferences based on the User’s individual username. Users will have the flexibility/capability to personalize their home page by adding or deleting content components to the left, middle or right hand columns. Users will be given the ability to select a dropdown from the Charter Branded Portal, use “move” arrows on the component or select a customization link to a layout wizard environment.
Users will be given the ability to personalize their portal experience in the following ways:
•	Use of the customization page enabling the User to see and select from all available components on one screen, as they might elect to create their own personalized portal. This customization page will also be set up to enable the User to edit the layout of the portal.

•	Ability to access easy-to-use dropdown menus for each column, which list all available components From which the User shall have the ability to add components to his personalized portal with just one click.

•	The ability to relocate/move up/down components on the homepage, as well as deleted with a simple click on the ‘x’.

•	The ability to personalize their weather and local movie listings by typing in their Zip Codes

•	The ability to edit the Photo News component to display only the three (3) categories of news the User most wants to read about (e.g., health, entertainment, and more)
CONTENT PUBLISHING
Client will have the flexibility/ability to publish content to the Charter Branded Portal within the specific content components that Client defines by communication to it Synacor account manager prior to or after the commercial launch of the Charter Branded Portal. The content publishing tools shall be available to Client through a web-based administrative layer and shall enable Client personnel to select from three (3) methods of publishing; (i) inserting an

Synacor Specifications — Schedule C	5

image or text, (ii) inserting a link(s) or (iii) inserting raw html. Such web-based administrative layer shall be a password-protected web application that allows a Client to create and publish content. Client shall have the ability to publish content in real-time or to schedule such content publication in advance. For example, a “Halloween” header can be entered in September and scheduled to appear in October.
Synacor’s Content Publishing Tools shall enable:
•	Client to create, edit, delete & preview client-created content components throughout the Charter Branded Portal (see image below)

•	Client’s administrators to add Images to a Library and then use the images within a content component

•	Client to utilize three (3) distinct methods of publishing: (i) inserting an image or text, (ii) inserting a link(s) or (iii) inserting raw html (see image below)

•	Client to enable components to be displayed for assigned date range or be assigned as the default component.
Figure 7: Selecting a Content Component

Synacor Specifications — Schedule C	6

Figure 8: Edit, Delete or Preview a Content Component
Figure 9: Set # of Days Component should Display & Content Format: HTML or a preset Template
DATA CENTER & ARCHITECTURE
Synacor’s Data Center
Synacor’s primary Data Center shall be located within the Main Place Tower, Buffalo, NY

Synacor Specifications — Schedule C	7

Architecture Overview
[*]
UNIFIED REGISTRATION & LOGIN
[*]

Synacor Specifications — Schedule C	8

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]
CHARTER CONTEST
Synacor will work with Client to develop messaging within the current framework of the portal to promote a contest. Synacor will capture username data from such promotion and transfer it to Charter, or its designee, not more frequently than once a day.

Synacor Specifications — Schedule C	9

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE D
TO
SYNACOR MASTER SERVICE AGREEMENT
Synacor System Security Policy (“Security”)
     This Schedule D forms a part of, and is governed by, the Synacor Master Services Agreement dated September 30th, 2004, by and between Synacor, Inc. and Charter Communications Holding Company, LLC (“Client”), including any schedules, attachments, or exhibits attached thereto (collectively, the “Agreement.”) Any capitalized terms used in this Schedule D and not defined herein shall have the meanings ascribed to such terms in the Agreement.
Access Control
Synacor’s network topology is and shall remain devised to keep machines hosting sensitive data (e.g., Client specific data) inaccessible from the Internet. In order to facilitate such security feature, Synacor’s underlying machines are and will remain connected only to a Private Network (defined as a network which has no public route to the Internet and cannot be accessed by any unauthorized third party), with no additional public routes thereto and incorporating a set of filtering rules, including but not limited to TCP/ IP, UDP, and ICMP (“Internet Traffic”), which shall discard any traffic from foreign networks or Internet Traffic going to an inappropriate Port.
Hosts (as defined herein) providing public services are and shall remain insulated from the Internet by being hosted on a Private Network, with access provided only through a Layer 4 switch (“Load Balancer”), which only forwards connections to designated Ports (Defined: A port number represents an endpoint or “channel” for network communications. Port numbers allow different applications on the same computer to utilize network resources without interfering with each other).
Access to Servers with Client Content, account Information, or other sensitive Client or User information (“Hosts”) residing on the Private Network is and shall remain limited solely to system administration tasks such as maintenance, monitoring and software/operating system upgrades. Synacor employees not directly involved with the maintenance of the Hosts shall not be given access to Client-related servers, and their access is and shall be limited to a separate Private Network designated for their use.
Those cases where less stringent access restrictions are necessary, such as the Hosts used by Synacor vendors to upload Content to use, are also kept and shall remain separate from the more sensitive Private Networks, where no outbound route from the Public Network to the Private Network is or will be available, in order to isolate unauthorized and/or third party access.
Split horizon DNS is and shall be used in order to protect the Hosts, as well as their layout, from all but authorized Synacor personnel.
Ownership of operating system objects, such as files, directories, and processes are and shall continue to be handled with the principle of least possible privilege —(e.g. read and write privileges are only granted where a demonstrable need exists). “Jails” are and shall be used to further isolate running processes from the rest of the file system whenever feasible. (Defined: A Jail is when a process is launched with diminished permissions [i.e., access to a limited set of files and directories, in order to reduce the damage in the event of malicious execution of the process])
No file sharing protocols, such as NFS (Defined: NFS or Network File System, is a protocol which shall allow machines to mount a disk partition on a remote machine as if it were on a local hard drive) or SMB (Defined: SMB or Server Message Block, is a protocol for sharing files, printers, serial ports, and communications abstractions such as named pipes and mail slots between computers) are or will be used to access secured hosts from the Public Network; and secure transfers will only take place over encrypted mediums using SSH/SCP (as defined herein).

SYNACOR SYSTEM SECURITY POLICY — SCHEDULE D	1

Software Integrity
The installed base of software on each Host is and shall be kept as small as possible by Synacor. Software packages that have been deemed unnecessary or redundant, have been eliminated so as to minimize the potential number of access points on any given server. Only necessary software packages will be used by Synacor on a going-forward basis.
When an advisory for installed software is released from sources including CERT, ecurityFocus/BugTraq, and/or Synacor vendors, Synacor will immediately perform an evaluation of the relative risk. Highest priority (e.g., Priority 1) shall be given where a known exploit is published that affects services accessible to public networks. Depending on the nature of the advisory, a given service may be further restricted or shut down as Synacor prepares an update.
The time frames between an advisory, triage, testing and patching will differ, as is appropriate, based on the severity of the advisory. A critical patch will be applied by Synacor as soon as it has been staged and tested, and will receive the highest level of attention from Synacor staff; Client will be notified either while the patch is being evaluated, or as soon afterward as possible, when relevant to client’s or the User’s service. Non-critical patches will be applied by Synacor as part of the Maintenance Window; however, Synacor may not reveal all details (other than affected services) to the Client or User until after the patch has been applied to prevent potential security breaches.
With few exceptions, such as a fundamental design issue that necessitates changes that cannot be easily ported to installed versions, Synacor shall apply any updates related to security to the existing version of the software, even if the fix is released by an upstream source in new release. Such process shall be followed in order to avoid ancillary changes that may result in undesired behavior or even new security risks.
Regardless of source, Synacor shall test any updates independently for suitability before general deployment, in order to test both the correctness of the fix itself as well as its general functionality. Synacor shall expedite such review process in the case of a serious risk. Such review process shall involve the following steps: apply patch, build package, install on a test host, review by Synacor’s QA and System Administration personnel with an attempt to run any known exploit if one exists, install on a pilot machine, review again, and general deployment.
     Data Backups, backup handling:
Synacor shall perform all data backups once per night and only over a secured Private Network to a protected Host residing in a locked rack. Synacor shall keep all backups at an off-site facility as may be specified herein. The on-call Synacor Systems Administrator is and shall be alerted in the event of a backup failure in order to facilitate immediate resolution. Synacor shall store all tapes that have been used to contain sensitive data in a locked cabinet in the Synacor operations center, accessible only by Synacor personnel as described in the Physical Security section below, or in a locked office at Synacor’s corporate headquarters, accessible only to Synacor’s Systems staff and Controller. Ability to restore backups and source code shall be tested during initial deployment of the Client Branded Portal, and once every six (6) months thereafter.
     Failover Testing
In order to ensure that the redundancy of Synacor’s architecture is working, Synacor will perform failover testing on the components of the Client Branded Portal during initial deployment of the Client Branded Portal, and once every six (6) months thereafter, including but not limited to the following: web servers, database servers, and redundant network equipment. Additionally, Synacor shall test load balancers for failover once every three (3) months.
     Monitoring and Auditing
Synacor shall perform monitoring of hosts both through the use of a central server and agents running on the individual machines. Among other things, log files and running processes are and shall be periodically

SYNACOR SYSTEM SECURITY POLICY — SCHEDULE D	2

checked by Synacor against a checklist specifically given to that class of Host. Any deviation is immediately brought to the attention of the on-call Synacor personnel.
Such polling shall occur every five (5) minutes for each Host. Push updates from the clients shall also be polled on a five (5) minute interval with slight delay randomization. Processes shall be run on two (2) separate machines in order to ensure connectivity to the monitoring server and facilitate bringing such to the immediate attention of a Synacor administrator in case of failure. In addition, a test message shall be sent through the monitoring notification infrastructure every thirty (30) minutes in order to ensure that the monitoring infrastructure is operating to the designed specifications.
In addition to local logging, each Host shall be capable of and shall report a subset of system events to a central Host, which will be monitored by the Synacor staff for any suspicious activity. Logs shall archived for a period of one (1) year.
Physical Security
Synacor shall provide building security for each of its Service or data storage related buildings twenty-four (24) hours a day, seven (7) days a week, and such security shall include but not be limited to uniformed guard service, interior and exterior closed-circuit television surveillance or equivalent security measures.
Synacor’s collocation facility shall also include several forms of security and access control including but not limited to individual pass card access to the administration facility, with an additional secured door protecting the server room or an equivalent security method utilized to prevent physical access by unauthorized persons. Inside such facility, Synacor shall provide for an additional closed-circuit television system or equivalent system to provide the additional capability for off-site monitoring by authorized personnel.
Staffing of each Synacor-operated facility shall be maintained twenty-four (24) hours a day, seven (7) days a week, in order to ensure constant monitoring and points of contact for any non-secured personnel. Visitors will be required to be signed in by personnel and shall be provided with escort until such time as they vacate the respective building.
The only personnel to whom physical access to Synacor’s servers will be permitted by Synacor, shall be authorized Synacor employees, authorized paid contractors and authorized vendors, or other entities escorted by authorized Synacor staff members.
     Authentication and Authorization
Accounts on any Host are and will be created on a strictly discretionary basis, with access on most Hosts being restricted solely to Synacor administration staff. Superuser (root) access will be even more stringently restricted, with no one outside the current Synacor administration staff having access to the passwords.
When each account is created it will be assigned a one-time (Non-Dictionary) password, which will be transmitted to the intended user either through face-to-face communication or through a phone call in which the recipient’s identity is verifiable, in order to facilitate the user setting their own. All passwords, including those which are strictly temporary, shall be verified by Synacor with the ‘cracklib’ (Defined: a “cracklib” is a password library which can be used to prevent users from creating passwords which can easily be guessed by and intruder) module sufficiently strong enough to prevent security breach.
Once accounts are created, Synacor shall perform authentication solely via encrypted channels: either TLS (“Transport Layer Security”) or SSH (“Secure Shell”).

SYNACOR SYSTEM SECURITY POLICY — SCHEDULE D	3

Incident Management
Synacor has adopted and shall maintain the following Incident Response Plan. “Incidents” are defined as any malicious attacks designed to gain access to Synacor systems, including, but not limited to hacking attempts, other intrusions, and/or identifiable denial-of-service attacks that target equipment controlled by Synacor.
Security Incident Response Team (“SIRT”)
Synacor shall maintain a Security Incident Response Team (“SIRT”). The primary SIRT team shall have the following roles, functions, and responsibilities:
The SIRT Team Leader, currently the Systems Manager, shall be responsible for overseeing the team and conducting policy review at least once each year and an additionally after each Incident.
An Incident-specific SIRT Incident Lead will be selected from time to time if merited on the nature of the Incident, and will either be a Synacor System Administrator, Network Administrator, or the IT Manager. In any event, the Incident Lead shall be responsible for coordinating and reporting on the response.
The SIRT Communications Lead shall be responsible for managing communications between the response team, internal interested parties such as account managers and Synacor executives, and external clients as appropriate. The current SIRT Communications Leader is Synacor’s Senior Account Manager assigned to the Client.
Incident Response Plan
Notification
When an Incident is identified, either as the result of internal monitoring or other notification, the on-call Synacor Systems Administrator will immediately notify the Team Leader, who will assign an Incident Lead and notify the Communications Lead. The on-call Systems Administrator will follow an escalation procedure to notify technology managers if the Team Leader is unavailable. The time from initial identification to the start of the assessment stage shall not exceed thirty (30) minutes.
The following types of events or Incidents will trigger notification to the on-call Systems Administrator:
•	detected intrusions on servers

•	detected intrusions on network equipment

•	privilege exceptions

•	unexpected changes to system configurations
The following events or Incidents will be relayed from external sources to the on-call Systems Administrator and will be treated as serious Incidents for immediate risk assessment:
•	provider network equipment intrusions

•	intrusions on third-party equipment adjacent to Synacor’s network
The following types of events or Incidents will be logged and will be analyzed by a member of the Systems team on a regular basis, with any suspicious activity being escalated to the SIRT Team Lead for investigation.
•	logins and login errors

•	privileged executions

•	suspicious web log entries

•	SQL errors

•	Unexpected process halts

•	process restarts

SYNACOR SYSTEM SECURITY POLICY — SCHEDULE D	4

Initial Assessment
The Incident Lead will determine the nature and extent of the Incident, and will communicate this to the rest of the team. The Incident Lead will also begin to record all activities in a manual log and isolate evidence pertaining to the incident.
Incident Communication
Depending on the severity, scope, and possible origin/originators of the Incident, not all details will be immediately disclosed to the Clients. The Communications Lead will initially notify Clients in accordance with the Service Level Agreements in place, concerning any service disruptions. When the Incident has been contained and all evidence secured, the Communications Lead will promptly provide detailed written reports about the incident and any remaining service restoration issues.
Damage Identification, Containment and Recovery
The Incident Lead will determine the following:
•	duration of attack

•	the effects of isolating/turning off compromised systems

•	the extent of compromised systems

•	the duration of the attack
The Incident Lead will also attempt to determine:
•	the origin of the attack

•	the intent of the attack
In general, attacks against redundant systems, including web servers, load balancers; database servers, or any other redundant network, hardware device, or software in Synacor’s direct control will be addressed by removal of the affected system from the production environment, if necessary under the circumstances.
In some cases, it may be necessary to disable service completely. This will be necessary in cases where the intrusion is either widespread across an entire set of redundant servers and is malicious in nature, or when the intrusion did significant damage to justify restoration from backups. In this case, the length of the outage will depend on the extent of the damage.
Once the Incident has been contained and service has been restored, the Incident Lead will perform the following tasks:
•	audit of affected systems and all other systems for malicious software, and document.

•	audit of system logs on affected systems

•	conduct comparison of filesystem on affected systems against the base

•	server installation to identify attack details

•	audit of in-memory processes on all systems
The Incident Lead is responsible for archiving all evidence, including logs and possibly entire filesystems, for future civil or criminal investigation. This will involve burning disk contents or logfiles on to CD-R (eg. Writable CD ROM), saving the actual hard disks, or other archival methods depending on the Incident specifics. The evidence will be kept in a locked cabinet for a period of time to be determined based on the nature of the Incident and the media; CD-R disks, for example, will be kept for several years after the investigation has ended.
In the event that preserving data would compromise the recovery effort, the Team Lead will make the decision concerning the balance of evidence preservation vs. recovery time.
Post-Incident Monitoring
The Incident Lead, Team Leader and other parties will determine if additional processes are necessary to monitor for this type of attack in the future; if so, these processes will be specified and developed. In addition, manual audits may be required for a period of time after the incident as necessary to verify the integrity of the systems.
Civil/Criminal Investigation

SYNACOR SYSTEM SECURITY POLICY — SCHEDULE D	5

Synacor and Client together will make the determination about whether to involve law enforcement or pursue a civil suit based on a number of factors including:
•	the nature of the attack

•	the extent and quality of the forensic evidence

•	the identity and location of the perpetrator, if known

•	the likelihood of another such attack

•	the resource cost of the investigation

•	impact on user privacy

•	impact on company/client reputation

•	advice of counsel

SYNACOR SYSTEM SECURITY POLICY — SCHEDULE D	6

Schedule E
TO THE MASTER SERVICES AGREEMENT
BETWEEN SYNACOR, INC. AND
CHARTER COMMUNICATIONS HOLDING COMPANY, LLC
ESCROW AGREEMENT
     This Schedule E forms a part of, and is governed by, the Synacor Master Services Agreement dated September 30th, 2004, by and between Synacor, Inc. and Charter Communications Holding Company, LLC (“Client”), including any schedules, attachments, or exhibits attached thereto (collectively, the “Master Agreement.”) Any capitalized terms used in this Schedule E and not defined herein shall have the meanings ascribed to such terms in the Agreement.
Deposit Account Number 0308129-00001
This agreement (“Agreement”) is effective August ___, 2004 among DSI Technology Escrow Services, Inc. (“DSI”), Synacor, Inc (“Depositor”) and Charter Communications Holding Company, LLC (“Preferred Beneficiary”), who collectively may be referred to in this Agreement as the parties (“Parties”), or individually as a party (“Party”).
A. Depositor and Preferred Beneficiary have entered into an agreement, regarding the delivery of services (the “Service”) utilizing proprietary technology of Depositor (referred to in this Agreement as the “License Agreement”).
B. Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.
C. The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.
D. Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.
E. The parties desire this Agreement to be supplementary to the License Agreement pursuant to 11 United States [Bankruptcy] Code, Section 365(n).
ARTICLE 1 — DEPOSITS
1.1 Obligation to Make Deposit. After execution of the Master Agreement and this Agreement by the parties and before January 31, 2005, Depositor shall deliver to DSI the proprietary technology and other materials (“Deposit Materials”) required to be deposited by the License Agreement or, if the License Agreement does not identify the materials to be deposited with DSI, then such materials will be identified on Exhibit A to this agreement. If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary. DSI shall have no obligation to either party with respect to the preparation, accuracy, execution, signing, delivery or validity of Exhibit A.
1.2 Identification of Tangible Media. Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other media

ESCROW AGREEMENT — SCHEDULE E	1

upon which the Deposit Materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such media by the item label description, the type of media and the quantity. Exhibit B shall be signed by Depositor and delivered to DSI with the Deposit Materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the account as required in Section 2.2 below.
1.3 Acceptance of Deposit. When DSI receives the Deposit Materials and Exhibit B, DSI will conduct a visual deposit inspection. At completion of the deposit inspection, if DSI determines that the labeling of the media matches the item descriptions and quantity on Exhibit B, DSI will date and sign Exhibit B and mail a copy thereof to Depositor and Preferred Beneficiary. If DSI determines that the labeling does not match the item descriptions or quantity on Exhibit B, DSI will (a) note the discrepancies in writing on Exhibit B; (b) date and sign Exhibit B with the exceptions noted; and (c) mail a copy of Exhibit B to Depositor and Preferred Beneficiary. DSI’s acceptance of the deposit occurs upon the signing of Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary’s notice that the Deposit Materials have been received and accepted by DSI. OTHER THAN DSI’S INSPECTION OF THE DEPOSIT MATERIALS, AS DESCRIBED ABOVE, DSI SHALL HAVE NO OBLIGATION REGARDING THE ACCURACY, COMPLETENESS, FUNCTIONALITY, PERFORMANCE OR NON-PERFORMANCE OF THE DEPOSIT MATERIALS.
1.4 Depositor’s Representations. During the term of this Agreement, Depositor represents as follows:
a.	Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

b.	With respect to all of the Deposit Materials and any materials provided solely for verification, pursuant to Section 1.5 of the Agreement (“Test Materials”) Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement, provided further that DSI’s or its independent contractor’s use of any Deposit Materials or Test Materials, pursuant to Section 1.5 of this Agreement, is lawful and does not violate the rights of any third parties;

c.	As of the effective date of this Agreement, the Deposit Materials are not the subject of any liens or encumbrances, however, any liens or encumbrances made after the execution of this Agreement will not prohibit, limit, or alter the rights and obligations of DSI under this Agreement;

d.	The Deposit Materials consist of the proprietary technology and other materials identified either in the License Agreement, Exhibit A, or Exhibit B, as the case may be; and

e.	The Deposit Materials are readable and useable in their current form or, if any portion of the Deposit Materials is encrypted, the decryption tools and decryption keys have also been deposited.
1.5 Available Verification Services. Upon receipt of a written request from Preferred Beneficiary, DSI and Preferred Beneficiary may enter into a separate proposal agreement (“Statement of Work”) pursuant to which DSI will agree, upon certain terms and conditions, to inspect the Deposit Materials consistent with one or several of the levels of verification described in the attached Technical Verification Options as selected by Preferred Beneficiary. Depositor consents to DSI’s performance of

ESCROW AGREEMENT — SCHEDULE E	2

any level(s) of verification described in the attached Technical Verification Options. Depositor shall reasonably cooperate with DSI by providing its facilities, computer software systems, and technical and support personnel for verification whenever reasonably necessary. If a verification is elected after the Deposit Materials have been delivered to DSI, then only DSI, or at DSI’s election, an independent contractor or company selected by DSI may perform the verification.
1.6 Deposit Updates. Unless otherwise provided by the License Agreement but no earlier than January 31, 2005, Depositor shall update the Deposit Materials within thirty (30) days of the launch of each release of a new version of the product, which is subject to the License Agreement. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and Depositor shall sign the new Exhibit B. Each Exhibit B will be held and maintained separately within the escrow account. An independent record will be created which will document the activity for each Exhibit B. Any deposit updates shall be held in accordance with Sections 1.2 through 1.4 above. All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.
1.7 Removal of Deposit Materials. The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.
ARTICLE 2 — CONFIDENTIALITY AND RECORD KEEPING
2.1 Confidentiality. DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials. Except as provided in this Agreement or any subsequent agreement between the Parties, including without limitation Section 1.5, DSI shall not disclose, transfer, make available or use the Deposit Materials. DSI’s independent contractors are subject to appropriate confidentiality restrictions with DSI. DSI shall not disclose the terms of this Agreement to any third party. If DSI receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the parties to this Agreement unless prohibited by law. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any order from a court or other judicial tribunal, including, but not limited to, notices delivered pursuant to Section 7.6 below.
2.2 Status Reports. DSI shall provide to Depositor and Preferred Beneficiary a report profiling the account history semiannually.
ARTICLE 3 — RIGHT TO MAKE COPIES
3.1 Right to Make Copies. DSI shall have the right to make copies of the Deposit Materials as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI. With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials, including, but not limited to, the hardware and/or software needed. Any copying expenses incurred by DSI as a result of a request to copy will be borne by the party requesting the copies. Alternatively, DSI may notify Depositor requiring its reasonable cooperation in promptly copying the Deposit Materials in order for DSI to perform this Agreement.

ESCROW AGREEMENT — SCHEDULE E	3

ARTICLE 4 — RELEASE OF DEPOSIT
4.1 Release Conditions. As used in this Agreement, “Release Condition” shall mean the following:
a.	Depositor intentionally discontinues providing the Service to Preferred Beneficiary for a period of two (2) days, and within five (5) days thereafter a successor to Depositor does not make available to Preferred Beneficiary a service which is substantially similar to the Service (as defined in the License Agreement) on terms which are substantially similar to the terms of the License Agreement and provided such discontinuation is not attributable to the actions of Preferred Beneficiary or acts beyond the control of Depositor or Preferred Beneficiary; or

b.	A change of control of Depositor where its successor does not fulfill any of its material obligations pursuant to the License Agreement; or

c.	Joint written instructions from Depositor and Preferred Beneficiary.
4.2 Filing For Release. If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the Deposit Materials. Such notice shall be signed by the Preferred Beneficiary and on company letterhead. Unless DSI acknowledges or discovers independently, or through the Parties, its need for additional documentation or information in order to comply with this Section, DSI shall promptly provide a copy of the notice to Depositor by commercial express mail. Such need for additional documentation or information may extend the time period for DSI’s performance under this Section.
4.3 Contrary Instructions. From the date DSI mails the notice requesting release of the Deposit Materials, Depositor shall have five (5) business days to deliver to DSI contrary instructions (“Contrary Instructions”). Contrary Instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Contrary Instructions shall be signed by Depositor and on company letterhead. Upon receipt of Contrary Instructions, DSI shall promptly send a copy to Preferred Beneficiary by commercial express mail. Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to Section 7.4 of this Agreement. Subject to Section 5.2 of this Agreement, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) dispute resolution pursuant to Section 7.4; or (c) an order from a court of competent jurisdiction.
4.4 Release of Deposit. If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the Deposit Materials to the Preferred Beneficiary or, if more than one beneficiary is registered to the deposit, to release a copy of the Deposit Materials to the Preferred Beneficiary. However, DSI is entitled to receive any fees due DSI before making the release. Any copying expenses will be chargeable to Preferred Beneficiary, for which Depositor shall reimburse preferred Beneficiary within thirty (30) days of receipt of a statement thereof. This Agreement will terminate upon the release of the Deposit Materials held by DSI.
4.5 Right to Use Following Release. Unless otherwise provided in the License Agreement, upon release of the Deposit Materials in accordance with this Article 4, Preferred Beneficiary shall have the right to use the Deposit Materials for the sole purpose of continuing the benefits afforded to Preferred

ESCROW AGREEMENT — SCHEDULE E	4

Beneficiary by the License Agreement. Preferred Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials.
ARTICLE 5 — TERM AND TERMINATION
5.1 Term of Agreement. The initial term of this Agreement is for a period of one (1) year. Thereafter, this Agreement shall automatically renew from year to year unless (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; (b) DSI instructs Depositor and Preferred Beneficiary in writing after its renewal date that the Agreement is terminated for nonpayment in accordance with Section 5.2; or (c) DSI reserves the right to terminate this Agreement, for any reason, other than for nonpayment, by providing Depositor and Preferred Beneficiary sixty (60) days written notice of its intent to terminate this Agreement. If the Deposit Materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.
5.2 Termination for Nonpayment. In the event of the nonpayment of fees owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement. Any party to this Agreement shall have the right to make the payment to DSI to cure the default. If the past due payment is not received in full by DSI within one (1) month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.
5.3 Disposition of Deposit Materials Upon Termination. Subject to the foregoing termination provisions, and upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with Depositor’s instructions. If there are no instructions, DSI may, at its sole discretion, destroy the Deposit Materials or return them to Depositor. DSI shall have no obligation to destroy or return the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI or have been released to the Preferred Beneficiary in accordance with Section 4.4.
5.4 Survival of Terms Following Termination. Upon termination of this Agreement, the following provisions of this Agreement shall survive:
a.	The obligations of confidentiality with respect to the Deposit Materials;

b.	The obligation to pay DSI any fees and expenses due;

c.	The provisions of Article 7; and

d.	Any provisions in this Agreement which specifically state they survive the termination of this Agreement.
ARTICLE 6 — DSI’S FEES
6.1 Fee Schedule. DSI is entitled to be paid its standard fees and expenses applicable to the services provided. DSI shall notify the party responsible for payment of DSI’s fees at least sixty (60) days prior to any increase in fees. For any service not listed on DSI’s standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.

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6.2 Payment Terms. DST shall not be required to perform any service, including release of any Deposit Materials under Article 4, unless the payment for such service and any outstanding balances owed to DSI are paid in full. Initial fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest. Payments on all renewal and services invoices are due net thirty (30) days from date of invoice. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2.
ARTICLE 7 — LIABILITY AND DISPUTES
7.1 Right to Rely on Instructions. DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine. DSI may assume that any officer of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. DSI will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.
7.2 Indemnification. Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney’s fees and other liabilities (“Liabilities”) incurred by DSI relating in any way to this escrow arrangement, except where it is adjudged that DSI acted with gross negligence or willful misconduct.
7.3 Limitation of Liability. In no event will DSI be liable for any incidental, indirect, special, exemplary, punitive or consequential damages, including, but not limited to, damages (including loss of data, revenue, and/or profits) costs or expenses (including legal fees and expenses), whether foreseeable or unforeseeable, that may arise out of or in connection with this Agreement; and in no event shall the collective liability of DSI exceed ten times the fees paid under this Agreement. The foregoing limitation of liability does not apply with respect to any acts of gross negligence, personal injury claims, property damage claims (excluding the Deposit), or intellectual property infringement.
7.4 Dispute Resolution. Any dispute, difference or question relating to or arising among any of the parties concerning the construction, meaning, effect or implementation of this Agreement or any party hereof will be submitted to, and settled by arbitration by a single arbitrator chosen by the San Diego Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall apply California law. Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in San Diego, California, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address. If, however, Depositor and/or Preferred Beneficiary refuses to submit to arbitration, the matter shall not be submitted to arbitration and DSI may submit the matter to any court of competent jurisdiction for an interpleader or similar action. Unless adjudged otherwise on grounds including but not limited to the failure of DSI to comply with its obligations hereunder, any costs of arbitration incurred by DSI, including reasonable attorney’s fees and costs, shall be divided equally and paid by Depositor and Preferred Beneficiary.
7.5 Controlling Law. This Agreement is to be governed and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

ESCROW AGREEMENT — SCHEDULE E	6

7.6 Notice of Requested Order. If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:
a.	Give DSI at least five (5) business days prior notice of the hearing;

b.	Include in any such order that, as a precondition to DSI’s obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

c.	Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other duties.
ARTICLE 8 — GENERAL PROVISIONS
8.1 Entire Agreement. This Agreement, which includes Exhibits described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. DSI is not a party to the License Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such License Agreement. DSI’s only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement. No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary, Exhibit C need not be signed, and the Statement of Work need only be executed by DSI and Preferred Beneficiary.
8.2 Notices and Correspondence. All notices regarding Articles 4 and 5 and any Deposit Materials shall be sent by commercial express or certified mail, return receipt requested. All other correspondence, including invoices, payments, and other documents and communications, shall be sent First Class U.S. Mail and given to the parties at the addresses specified in the attached Exhibit C. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of physical and e-mail addresses. The parties shall have the right to rely on the last known address of the other parties. Any correctly addressed notice or last known address of the other parties that is relied on herein that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities by mail, through messenger or commercial express delivery services.
8.3 Severability. In the event any provision of this Agreement is found to be invalid or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.
8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

ESCROW AGREEMENT — SCHEDULE E	7

8.5 Waiver. Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought. No waiver of any condition, or breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.
8.6 Regulations. Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to Depositor’s responsibility to comply with customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.
8.7 Attorney’s Fees. In any litigation or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks declaration of any rights or obligations under this Agreement (whether in contract, tort, or both), the prevailing party (whether prosecuting such action or defending against such action) shall be awarded reasonable attorneys’ fees, together with any costs and expenses, to resolve the dispute and to enforce final judgment.
8.8 No Third Party Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all the parties hereto.
8.9 Authority to Sign. Each of the Parties herein represents and warrants that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its business organization as named in this Agreement. DSI will be able to perform its obligations under this agreement once DSI has received a fully executed agreement.
8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Synacor, Inc. (Depositor)		Charter Communications Holding Company, LLC (Preferred Beneficiary)

By:	/s/ Ronald Frankel	By:	/s/ Jeff Jay
	Name: RONALD FRANKEL		Name: Jeff Jay
	Title: CEO		Title: VP Product Development
Date:	9-30-04	Date:	9/29/04

DSI Technology Escrow Services, Inc.
By:
Name:
Title:
Date:

ESCROW AGREEMENT — SCHEDULE E	8

SCHEDULE F
TO
SYNACOR MASTER SERVICES AGREEMENT
SEARCH REVENUE SHARING ADDENDUM
     This Schedule F forms a part of and is governed by the Synacor Master Services Agreement dated September 30th, 2004 by and between Synacor, Inc. and Charter Communications Holding Co., LLC (“Client”), including any schedules, attachments, or exhibits attached thereto (collectively, the “Agreement.”), and establishes the terms and conditions under which the Parties will work together to facilitate the delivery of search related services to Client’s Users. Except to the extent expressly modified herein, all of the terms and conditions of the Agreement shall apply to this Addendum. If any provision of this Addendum conflicts with a provision of the Agreement, the provisions of this Addendum shall control. Any capitalized terms used in this Schedule F and not defined herein shall have the meanings ascribed to such terms in the Agreement.
1. Definition of Search Services and Selection of Search Services Provider. A component of Synacor’s Service to Client shall include features that enable Users to receive descriptions and links associated with search results from search boxes (“Search Services”) placed within the Client Branded Portal and other Client websites (the “Sites”) through Synacor’s agreement with a Search Services provider (“Search Services Provider”). [*]
     a. Operation of Search Services. Each time a User enters a search request in a search box (a “Search Query”), Synacor shall return to such User a set of up to ten (10) search results (each such set being referred to as a “Search Results Set”) and additional paid links (“Sponsored Links” or “AFS Ads”) as agreed to by the Parties.
     b. Hosting and Control. At all times during the Services Term (defined below) Synacor shall (a) host and maintain any and all pages that comprise the Sites; (b) maintain complete technical and editorial control of the Sites; and (c) act as the intermediary for all transmissions between Search Services Provider and the Sites.
     c. Context Sensitive Advertising. The Parties may agree to provide context sensitive advertising (“Adsense for Content Ads” or “AFC Ads”) within the Client Branded Portal or other Client controlled websites.
2. Disclaimers. Client understands and agrees that Search Services Provider shall not be liable for any damages, whether direct, indirect, incidental or consequential, arising from the Site’s access to or use of the Search Services;
3. No Warranties. Client understands and agrees that Search Services Provider makes no warranties, express or implied, with respect to the Search Services, including without limitation, warranties for merchantability, fitness for a particular purpose, and non-infringement;
4. Client Not Third Party Beneficiary. Client expressly acknowledges and agrees that Client is not a third party beneficiary under any agreement between Synacor and Search Services Provider.
5. [*]

Search Revenue Sharing Addendum — Schedule F	1

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6. Fees and Payment Terms.
     a. Search Services. For all Search Fees, Synacor shall bill Client monthly at the rate of [*]
     b. AdSense for Search. Subject to the terms and conditions of this Agreement, for each month during the Services Term Client shall receive the Applicable Percentage (as defined below) of Net AFS Revenues attributable to such month.
     c. AdSense for Content. Subject to the terms and conditions of the Agreement, for each month during the Services Term Client shall receive the Applicable Percentage of Net AFC Revenues attributable to such month,
     d. Ad Revenues; Applicable Percentage; Applicable Deduction.
     i. “Net AFS Revenues” means (i) Ad Revenues derived from clicks on AFS Ads (excluding Non-Qualifying Ads as defined below) minus (ii) the Applicable AFS Deduction.
     ii. “Net AFC Revenues” means (i) Ad Revenues derived from clicks on AFC Ads (excluding Non-Qualifying Ads as defined below) minus (ii) the Applicable AFC Deduction.
     iii. “Ad Revenues” means gross ad revenues minus agency fees, referral fees, costs related to third party advertising service providers, and discounts.
     iv. “Applicable Percentage” with respect to any calendar month during the Services Term shall be the following:
[*]
     v. “Applicable AFS Deduction” in any calendar month during the Initial Term means [*] Notwithstanding anything to the contrary, Synacor reserves the right to increase the Applicable AFS Deduction [*] by providing: (i) advance written notice to Client, and (ii) documentary evidence of such increased cost,
     vi. “Applicable AFC Deduction” in any calendar month during the Initial Term means [*]

Search Revenue Sharing Addendum — Schedule F	2

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     vii. Notwithstanding any of the foregoing under this Section, Synacor shall not be liable for payment in connection with (i) any amounts which result from invalid queries, or invalid impressions of (or clicks on) ads, generated by any person, bot, automated program or similar device, including, without limitation, through any fraudulent act, as reasonably determined by Synacor; and (ii) ads that advertise Search Services Provider products or services (collectively, “Non-Qualifying Ads”). The number of queries, and impressions of and clicks on ads, as reported by Search Services Provider, shall be the number used in calculating payments hereunder.
     e. Payment Terms. All payments due a Party shall be made by such other Party within thirty (30) days after the end of each applicable quarter in which the applicable AFC Ads, AFS Ads, or Search Results Sets were displayed. All payments shall be made in full in United States Dollars.
7. Term. This Addendum will expire on June 30, 2005 (the “Initial Term”) and may be renewed by the Parties only upon a definitive written agreement signed by the Parties (the term of any such renewal being referred to as the “Renewal Term”). For purposes of the Agreement, the Initial Term together with any Renewal Term, if any, may also be referred to as the “Services Term.”
The foregoing is hereby agreed and accepted by:

SYNACOR, INC.

By:	/s/ Ronald Frankel

Name:	Ronald Frankel

Title:	CEO

Date:	9/30/04
CLIENT:
CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

By:	/s/ Jeff Jay

Name:	Jeff Jay

Title:	VP Product Development

Date:	9/29/04

Search Revenue Sharing Addendum — Schedule F	3